EXHIBIT 10.19

                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement ("Agreement") is made and entered into on the 3rd day of March, 2004 (the "Effective Date"), by and among NCR Corporation, a Maryland corporation, having its principal place of business at 1700 S. Patterson Blvd., Dayton, Ohio 45479 ("NCR"), NCR Canada Ltd., a Canadian corporation, having its principal place of business at 6865 Century Avenue, Mississauga, Ontario L5N 2E2 ("NCR Canada") NCR Limited (UK), an English company, having its principal place of business at 205 Marylebone Road, London, England NW1 6LY ("NCR UK"), (NCR, NCR Canada and NCR UK being collectively referred to herein as "Buyer"), and Optimal Robotics Corp., a Canadian corporation, having its principal place of business at 4700 de la Savane, Suite 101, Montreal, Quebec H4P 1T7 ("Optimal Corp."), Optimal Robotics Inc., a Delaware corporation, having a mailing address at 4700 de la Savane, Suite 101, Montreal, Quebec H4P 1T7 ("Optimal Inc.") and Optimal Robotics Plc., an English company, having its mailing address at 4700 de la Savane, Suite 101, Montreal, Quebec H4P 1T7 ("Optimal Plc.") (Optimal Corp., Optimal Inc. and Optimal Plc. being collectively referred to herein as "Seller"). Capitalized terms not defined in the context of this Agreement shall have the meanings specified in
Section 31.

                                    RECITALS:

      A. Seller carries on the business of manufacturing, assembling, marketing, selling and servicing self-checkout systems (the "Business"); and

      B. Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller all of the assets of Seller needed to operate the Business as currently operated by Seller, on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises above and of the mutual covenants, representations, warranties and agreements set forth herein, the parties hereby agree as follows:

                                    AGREEMENT

      1. Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, except for the Excluded Assets, on the Closing Date, Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to the following property, undertakings and assets needed to operate the Business (collectively, the "Purchased Assets"), free and clear of all Encumbrances, other than Permitted Encumbrances:

                  (A) the customer contracts, whether written or oral, to which Seller is a party that are listed in Section 1(A) of the Disclosure Schedule (the "Customer Contracts");

                  (B) the supplier, subcontractor and vendor contracts, whether written or oral, to which Seller is a party that are listed in Section 1(B) of the Disclosure Schedule (the "Vendor Contracts");

                  (C)   the third party commercial computer software and related


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                        maintenance contracts, to which Seller is a party that
                        are listed in Section 1(C) of the Disclosure Schedule (the "Third Party Licenses");

                  (D) all inventory, which shall consist of new and used, both in and out of service, inventory held for rental and sale, including, but not limited to, all inventory currently being held to supply Seller's contractual commitments, and all other similar rental items or other items of inventory that are listed in Section 1(D) of the Disclosure Schedule (the "Inventory"), together with any express or implied warranty by the manufacturer or seller of any item or component part thereof;

                  (E) the lease of Seller's head office premises located at 4700 de la Savane, Montreal, Quebec, the lease of Seller's assembly and warehousing facilities located at 651 Route 3 and 661 Route 3, Unit D, Plattsburgh, New York and the leases pertaining to the service hubs identified in Section 1(E) of the Disclosure Schedule (the "Transferred Leases"), including any fixtures thereon and leasehold improvements thereto;

                  (F) any contracts (including any solicitation or outstanding offers for contract), whether oral or written, other than the Customer Contracts, the Vendor Contracts, the Third Party Licenses and the Transferred Leases, to which Seller is a party that are listed in Section 1(F) of the Disclosure Schedule (the Customer Contracts, Vendor Contracts, Transferred Leases, Third Party Licenses and Contracts listed in Section 1(F) of the Disclosure Schedule are sometimes referred to collectively as the "Contracts" and individually as a "Contract");

                  (G) the licenses, permits, certificates, approvals, exemptions, franchises, registrations, variances, accreditations or authorizations that are listed in
                        Section 1(G) of the Disclosure Schedule (the "Permits");

                  (H)   the Intellectual Property;

                  (I) the machinery, equipment, furniture, fixtures, furnishings, office equipment, accessories, vehicles, servers, network and telecommunications equipment, personal computers, notebook computers, workstations, printers, facsimile machines and other equipment needed to operate the Business as currently operated by Seller that are listed in Section 1(I) of the Disclosure Schedule, and all assembly plant tools, together with the supplies, tools, and office equipment dedicated to or used by any Eligible Employee (regardless of whether such Eligible Employee accepts Buyer's offer of employment pursuant to Section 9(B)) and owned or leased by Seller, such as cellular phones, pagers and calculators used by each of them to operate the Business (the "Equipment");

                  (J) the telephone numbers, fax numbers and uniform or universal


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                        resource locators that are listed in Section 1(J) of the
                        Disclosure Schedule (the "Telephone, Fax and E-mail");

                  (K) all accounts, notes or other receivables of Seller generated in connection with the Business, existing as of the Closing Date that are listed in Section 1(K) of the Disclosure Schedule (the "Accounts Receivable");

                  (L) all deposits and pre-paid expenses of Seller in connection with the Business existing on the Closing Date that are listed in Section 1(L) of the Disclosure Schedule;

                  (M) all books and records relating exclusively to the Business (other than Seller's Tax returns and Seller's organizational books and records) including, without limitation, lists of customers, vendors and suppliers, records with respect to pricing, volume, billing and payment history, cost, inventory, machinery and equipment, mailing lists, distribution lists, sales, purchasing and materials, technical processes, production and testing techniques and procedures, marketing research, design and manufacturing drawings and specifications and other engineering data, promotional literature, training, operations, equipment and other manuals, quotation, correspondence, and other miscellaneous information, including any such records which are maintained on computer;

                  (N) all service manuals needed to operate the Business as currently operated by Seller and the databases and knowledge bases, in their current forms, listed in
                        Section 1(N) of the Disclosure Schedule needed to operate the Business as curently operated by Seller; and

                  (O) all other assets of every kind owned by Seller and needed to operate the Business, whether or not similar to the items specifically set forth, except for the Excluded Assets.

            With respect to the Customer Contracts and Vendor Contracts, the parties agree that only the contracts listed in Sections 1(A) and 1(B) of the Disclosure Schedule shall be transferred to Buyer under this Agreement; provided that if after the Closing Buyer discovers a contract related to the Business which Buyer determines is needed to operate the Business as currently operated and should have been included in the Purchased Assets, Seller will cooperate with Buyer to transfer such contract to Buyer. With respect to all other Purchased Assets, although the Schedules to this Agreement are intended to be complete, to the extent any rights or assets of Seller are needed to operate the Business as currently operated by Seller, but are not properly itemized or do not appear on the applicable Schedules where required, then, subject to Section 18, unless such rights or assets are Excluded Assets, the general language of Section 1 shall govern and such rights and assets shall nonetheless be deemed transferred to Buyer at Closing.


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            Notwithstanding the joint and several nature of the obligations of purchase and sale set forth in the introductory paragraph of this
            Section 1: (i) Optimal Corp. shall sell, assign, transfer, convey, and deliver to NCR Canada, and NCR Canada shall purchase from Optimal Corp., all of Optimal Corp.'s right, title and interest in and to the Purchased Assets held by Optimal Corp., other than its right, title and interest in and to any Intellectual Property, which Optimal Corp. shall sell, assign, transfer, convey, and deliver NCR, and which NCR shall purchase from Optimal Corp.; (ii) Optimal Inc. shall sell, assign, transfer, convey, and deliver to NCR, and NCR shall purchase from Optimal Inc., all of Optimal Inc.'s right, title and interest in and to the Purchased Assets held Optimal Inc.; and
            (iii) Optimal Plc. shall sell, assign, transfer, convey, and deliver to NCR UK, and NCR UK shall purchase from Optimal Plc., all of Optimal Plc.'s right, title and interest in and to the Purchased Assets held by Optimal Plc.

      2. Excluded Assets. Notwithstanding anything to the contrary contained in Section 1 or elsewhere in this Agreement, the following property, undertakings and assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing Date:

            (A) all assets of Seller and its Affiliates not needed to operate the Business as currently operated;

            (B)   all rights of Seller under this Agreement;

            (C) all real estate and real property leases other than the Transferred Leases;

            (D)   all minute books, share transfer records and corporate seals;

            (E)   all insurance policies and rights thereunder;

            (F) all Employee Benefit Plans and administration and services contracts, or funding arrangements;

            (G) all cash, marketable securities and other short-term investments;

            (H)   head office furniture, equipment, etc. of non-Eligible
                  Employees;

            (I)   Excluded Intellectual Property;

            (J)   Tax refunds and Tax deductions;

            (K) telephone numbers and fax numbers listed in Section 2(K) of the Disclosure Schedule; and

            (L) distributorship agreements, joint marketing agreements or letters of intent regarding distributorship or joint marketing arrangements.

      3. Limited Assumption of Liabilities. Except as specifically set forth in this Section 3, Buyer is not assuming and will not be liable for any obligation to


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            perform or pay for any of the debts, liabilities or obligations of
            Seller, whether known or unknown, now or hereafter existing, accrued or contingent, or arising out of or related to the Purchased Assets, the Business or the consummation of the transactions contemplated in this Agreement (the "Transaction"). As the sole exception to the foregoing, as of the Closing Date, Buyer agrees to assume and become responsible for, and pay and discharge as and when due, all of the following liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):

                  (A) Any debts, liabilites or obligations relating to the Business or the Purchased Assets (including, without limitation, the Contracts, the Permits and the Permitted Encumbrances), of whatsoever nature or character, whether absolute or contingent, liquidated or disputed, relating to any matters arising after the Closing Date and any other liabilities to be assumed by Buyer as specifically provided in this Agreement; provided, however, in no event shall Buyer assume any liabilities or obligations to the extent such liabilities or obligations are attributable to any breach or default by Seller under such Purchased Assets occurring on or before the Closing Date;

                  (B) Current liabilities of the Business, consisting solely of accounts payable (including interest, fees and penalties accrued prior to the Closing Date), accrued expenses, deferred revenues and other current liabilities included in the Closing Balance Sheet and included in the calculation of Net Asset Value pursuant to Section 5(A);

                  (C) Obligations with respect to Eligible Employees who accept employment with Buyer, to the extent set forth in
                        Section 9(B);

                  (D) Any claims made against Buyer that the Purchased Assets infringe on any intellectual property rights or fail to comply with any applicable Laws, but only to the extent that such matters are listed in Section 3(D) of the Disclosure Schedule; and

                  (E) All other liabilities included in the Closing Balance Sheet which are taken into account in calculating the Net Asset Value pursuant to Section 5(A).

      4.    Purchase Price and Allocation.

                  (A) The aggregate purchase price for the Purchased Assets (the "Purchase Price") shall be, exclusive of applicable sales and transfer taxes, U.S. Thirty Million Dollars (US$30,000,000), subject to the adjustments set forth in
                        Section 5, plus the assumption of the Assumed
                        Liabilities.

                  (B) Buyer shall satisfy the Purchase Price at Closing by the assumption of the Assumed Liabilities pursuant to the Assignment and Assumption Agreement and by payment to Seller of U.S. Thirty


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                        Million Dollars (US$30,000,000) by wire transfer in
                        immediately available funds to a bank account of Seller as per written instructions of Seller given to Buyer at least two (2) Business Days prior to the Closing.

                  (C) The Purchase Price shall be allocated among (i) Optimal Corp., Optimal Inc. and Optimal Plc., as Sellers, and
                        (ii) the Purchased Assets and Assumed Liabilities, in each case, as set forth in Section 4(C) of the Disclosure Schedule. Seller and Buyer shall be bound by such allocation for all purposes, shall prepare and file (or cause to be prepared and filed) all tax returns in a manner consistent with such allocations, including Internal Revenue's Form 8594, and shall not take any position inconsistent with such allocation in any Tax return, proceeding before any Governmental Authority or otherwise

      5.    Purchase Price Adjustment.

                  (A) In determining the Purchase Price, Buyer assumed that the difference between the book value of the Purchased Assets and the Assumed Liabilities ("Net Asset Value") on the Closing Date, excluding product and service replacement parts inventory, will be U.S. Fourteen Million Five Hundred Thousand dollars (US$14,500,000) (the "Assumed Net Asset Value"). Within sixty (60) days following the Closing Date, Seller shall prepare an unaudited balance sheet of the Business, as of the Closing Date, which balance sheet (the "Closing Balance Sheet") shall be prepared in accordance with Canadian generally accepted accounting principles, applied on a basis that is consistent with prior periods. The Purchase Price shall be either increased by the amount by which the Net Asset Value derived from the Closing Balance Sheet exceeds the Assumed Net Asset Value or decreased by the amount by which the Assumed Net Asset Value exceeds the Net Asset Value derived from the Closing Balance Sheet. In the event of an increase in the Purchase Price, the amount of such increase shall be immediately paid by Buyer to Seller in cash, by certified check or bank wire transfer. In the event of a decrease in the Purchase Price, the amount of such decrease shall be immediately paid by Seller to Buyer in cash, by certified check or bank wire transfer.

                  (B) Prior to the Closing Date, Seller will inspect the product and service replacement parts inventory to take into account defective and obsolete inventory and inventory in excess of Buyer's expected business requirements, which will be written-off and excluded for purposes of determining the value of the inventory pursuant to this paragraph (B). At Closing, Seller shall provide Buyer with a detailed list of all inventory (including defective and obsolete inventory, and inventory in excess of Buyer's expected business requirements) included in the Purchased Assets. Within sixty (60) days following


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                        the Closing Date, Buyer will conduct a physical audit of
                        all such inventory (the "Inventory Audit"). In the event the Inventory Audit reflects that the book value of the listed inventory as reflected on the books and records of Seller as of the Closing Date exceeds by more than U.S. Two Hundred Thousand dollars (US$200,000), the book value of the inventory found during the physical inventory, the Purchase Price shall be reduced by the amount of such amount in excess of U.S. Two Hundred Thousand dollars (US$200,000). No adjustment shall be made in the event the book value of the listed inventory is less than the inventory found during the physical inventory.

                  (C) If Buyer disputes the Closing Balance Sheet or Seller disputes the Inventory Audit, the parties shall work together to resolve any such disagreements, including, but not limited to, providing each other with such information regarding the financial position of Seller as of the Closing Date and the condition of product and service replacement parts inventory, as each may reasonably request. If the parties are unable to resolve their disagreement regarding the Closing Balance Sheet or the Inventory Audit within thirty (30) calendar days of Buyer's receipt of the Closing Balance Sheet or Seller's receipt of the results of the Inventory Audit, as the case may be, then the parties shall submit the matter to an independent accounting firm mutually acceptable to Buyer and Seller (the "Neutral Accounting Firm"). The Neutral Accounting Firm shall act as an arbitrator to determine only those issues still in dispute and the Neutral Accounting Firm shall either adopt the position of Seller or Buyer or determine an adjustment that is within the range of positions of Seller and Buyer. If possible, the Neutral Accounting Firm shall make its determination based solely on presentations by Seller and Buyer; provided, however, that if the Neutral Accounting Firm is unable to reach a conclusion on this basis, the Neutral Accounting Firm shall review such additional information and perform such additional procedures as the Neutral Accounting Firm deems reasonably necessary. The determination of the Neutral Accounting Firm shall be made as promptly as practicable, but in any event within thirty (30) days following the date on which the dispute is submitted, shall be set forth in a written statement delivered to Seller and Buyer, and shall be final, binding and conclusive on the parties. The fees and any expenses of the Neutral Accounting Firm shall be paid by Buyer and Seller within fifteen (15) calendar days of such determination as follows: (a) if the Neutral Accounting Firm adopts the position of Seller, then Buyer shall bear such fees and expenses; (b) if the Neutral Accounting Firm adopts the position of Buyer, then Seller shall bear such fees and expenses; or (c) if the Neutral Accounting Firm adopts a position within the range of the positions of Buyer and Seller, each party shall bear that percentage of such fees and expenses deemed reasonable by the Neutral Accounting Firm in light


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                        of the final determination and the original positions of
                        Buyer and Seller. If a retainer is required by the Neutral Accounting Firm, the retainer shall be split equally between Buyer and Seller; provided, however, that the retainer shall be considered part of the fees and expenses of the Neutral Accounting Firm and if either party has paid a portion of such retainer, that party will be entitled to be reimbursed by the other party to the extent required by this Section 5(C). In the event a party does not comply with the procedure and time requirements contained herein or such other procedure or time requirements as the parties otherwise elect in writing, the Neutral Accounting Firm shall render a decision based solely on the evidence it has which was timely filed by either of the parties.

      6. Representations, Warranties and Covenants of Seller. Seller jointly and severally hereby represents and warrants to Buyer as follows:

                  (A) Disclosure Schedule. The Seller's disclosure schedule attached hereto (the "Disclosure Schedule") is divided into sections that correspond to the sections of this Agreement.

                  (B) Organization. Each of Optimal Corp., Optimal Inc. and Optimal plc is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation, and each has the necessary corporate power, capacity and authority to operate the Business as currently operated by Seller and to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated herein and therein. Seller is duly qualified to do business in every jurisdiction in which it currently operates the Business.

                  (C) Authority. Seller now has, and at Closing will have, full and complete authority to enter into and execute this Agreement, any Ancillary Agreements to which it is a party and any and all agreements, documents and instruments required in connection with this Agreement and to otherwise perform its obligations and consummate the transactions contemplated under this Agreement and the Ancillary Agreements to which it is a party. The execution and the delivery of this Agreement, the Ancillary Agreements to which Seller is a party and, except for approval by the shareholders of Optimal Corp., the performance of the transactions contemplated herein and therein have been duly authorized by Seller and all corporate actions by Seller for the authorization and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which Seller is a party have been taken. This Agreement has been validly executed and delivered by and constitutes a valid and binding obligation of Seller, and each of the Ancillary Agreements to which Selller is a party will be validly executed and delivered by and will constitute valid and binding obligations of Seller enforceable, in each case, in accordance with


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                        their respective terms, subject, however, to limitations
                        with respect to enforcement in connection with bankruptcy and to the extent that equitable remedies such as specific performance and injunctions are in the discretion of a court of competent jurisdiction.

                  (D) Financial Statements. Attached hereto as Exhibit 6(D) is Seller's unaudited balance sheet of the Business as of December 31, 2003 (the "Unaudited Financial Statements"). The Unaudited Financial Statements: (i) were prepared in accordance with Canadian generally accepted accounting principles, consistently applied, except for the absence of notes and year-end adjustments; (ii) fairly represent in all material respects the assets, liabilities, the results of operations and cash flows of the Business. Seller is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person in relation to the Business and which is Material to the Business, except endorsements in the ordinary course of business consistent with past practice in connection with the deposit, in banks or other financial institutions, of items for collection. All of Seller's accounts payable have been generated in the ordinary course of the operation of the Business.

                  (E) No Conflict or Default. Except as set forth in Section 6(E) of the Disclosure Schedule, the execution and performance of this Agreement and the Ancillary Agreements to which Seller is a party, the compliance with their provisions by Seller, and the transfer of the Purchased Assets to Buyer on the Closing Date will not conflict with or result in any breach of any of the terms, conditions or provisions of any agreement, indenture, mortgage, or other instrument to which Seller is a party or by which it is bound, except such conflicts or breaches which could not reasonably be expected to have a Material Adverse Effect on Seller, and in any event there are no breaches that would prevent Seller from performing its obligations under this Agreement or would give any third party any right in the Purchased Assets. Further, assuming (i) all required consents set forth in Section 6(E) of the Disclosure Schedule have been obtained, (ii) Seller Shareholders' approval, and (iii) all required authorizations, approvals and consents of Governmental Authorities are obtained, the execution and performance of this Agreement and the Ancillary Agreements to which Seller is a party, the compliance with their respective provisions by Seller, and the transfer of the Purchased Assets to Buyer on the Closing Date will Materially comply with all applicable Laws, and will not conflict with, or result in the breach of, any of the terms of Seller's Articles of Continuance, or other governing documents of Seller.

                  (F) Title to Assets. Seller has good title to, or (in the case of leases) a


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                        valid lease (in the Province of Quebec) or leasehold
                        interest (in all other jurisdictions) in, or right to use all of the Purchased Assets and, at the Closing, Seller's title to the Purchased Assets will be free and clear of all security interests, liabilities, conditions, pledges, liens, mortgages, conditional sales contracts, attachments, hypothecations, judgments, easements, claims and encumbrances of every kind and nature (collectively, "Encumbrances"), other than Permitted Encumbrances. Seller has the full and unrestricted right and authority to sell the Purchased Assets, and at the Closing will sell, assign, transfer, convey and deliver to Buyer good title to the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

                  (G) Contracts. All of the written Contracts are in full force and are enforceable in accordance with their terms, and there are no outstanding breaches or defaults (or which with or without notice, lapse of time or both, could reasonably be expected to, indirectly or in the aggregate, result in a breach or default) under any of the Contracts on the part of Seller or to the Knowledge of Seller, on the part of the other party (or parties) to such Contract which have had or could reasonably be expected to have a Material Adverse Effect on the Business. All duties and obligations required to be performed by Seller under each of the Contracts prior to Closing have been so performed in all Material respects, except to the extent that the liabilities relating to such non-performance are Assumed Liabilities. Except as set forth in Section 6(G) of the Disclosure Schedule, the Contracts are freely assignable to Buyer, or if the consent of the contracting party to the assignment is required, Seller has, in respect of all Customer Contracts, Vendor Contracts and Transferred Leases that are listed on Section 6(G) of the Disclosure Schedule, obtained such consent prior to Closing, or if the giving of notice of such assignment is required under such Customer Contracts, Vendor Contracts and Transferred Leases, the Seller has provided such notice prior to the Closing. To the Knowledge of Seller, no other party to any of the Contracts is threatened with insolvency. Assuming all required consents are obtained, the execution, delivery, consummation and performance of this Agreement and the Ancillary Agreements to which Seller is a party and the transactions contemplated herein and therein will not cause Seller to be in material breach of any of the Contracts. Sections 1(A), 1(B), 1(C), 1(E) and 1(F) of the Disclosure Schedule contain accurate, correct and complete lists of the (i) customer contracts, (ii) supplier, subcontractor and vendor contracts, (iii) third party computer software and related maintenance contracts, (iv) leases of real property and (v) other contracts of Seller needed to operate the Business as currently operated by Seller.

                  (H) Permits. Section 1(G) of the Disclosure Schedule contains an


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                        accurate, correct and complete list of the Permits that
                        are Material to the operation of the Business as currently operated by Seller. The Permits are valid and in full force and effect and there are no pending or, to the Knowledge of Seller, threatened proceedings which could result in the termination, revocation, limitation or impairment of any of the Permits, except for any termination, revocation, limitation or impairment which could not reasonably be expected to have a material adverse effect on the Business.

                  (I)   Intellectual Property.

                        (i) Section 6(I)(i) of the Disclosure Schedule sets out Seller's and its Affiliates' issued patents, patent applications, applications and registrations for Trade-marks, applications and registrations for Copyright, Domain Names, and the computer software, in each case, that are Material to the operation of the Business as currently operated by Seller.

                        (ii) Seller and its Affiliates have the right, title and interest in and to the Intellectual Property owned by Seller and the right to use the Intellectual Property licensed by Seller from third parties, in each case, that are needed to operate the Business as currently operated by Seller. To the Knowledge of Seller, the Intellectual Property owned by Seller does not interfere with, infringe upon, misappropriate or violate any intellectual property rights of any Person except as set forth in Section 6(I)(ii) of the Disclosure Schedule. Except as set forth in
                              Section 6(I)(ii) of the Disclosure Schedule,
                              Seller has not received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any intellectual property rights of any Person relating to the Intellectual Property). To the Knowledge of Seller, no Person has interfered with, infringed upon, misappropriated, or violated any Intellectual Property owned by Seller. Seller will make available to Buyer complete and correct copies of all reasonably accessible user and technical documentation related to the Intellectual Property. Seller has generally taken reasonably appropriate measures to protect the confidential and proprietary nature of the Intellectual Property, including the use of confidentiality agreements generally with its employees and contractors who have access to proprietary information of Seller and who were involved in the development of the "U-Scan software", including, without limitation, interfaces developed by Seller (the "U-Scan Software"). Generally, all employees and contractors of Seller who were involved in the development of the U-Scan Software which is needed to operate the Business have executed written contracts with Seller that assigns to Seller all rights to any inventions, improvements, discoveries or information relating to the Business, which are hereby assigned to Buyer. No employees or former employees of Seller have claimed any right in the U-Scan Software. The U-Scan Software does not have embedded therein any object or source code or portions of object or source code that includes any "Free-ware," or "open-source" software.

                        (iii) All of the issued patents, patent applications,
                              trade-mark registrations and applications, copyright registrations and applications, domain names, if any, owned by the Seller and listed in
                              Section 6(I)(i) of the Disclosure Schedule are currently in compliance in all Material respects with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), and, to the Knowledge of Seller are valid and enforceable, and are not subject to any maintenance fees or actions falling due after the Closing Date other than in the ordinary course of business.

                        (iv) To the Knowledge of Seller, all Domain Names included in the Purchased Assets have been registered in the name of Seller and are in compliance in all Material respects with all formal legal requirements.

                  (J) Inventory. All items of Inventory, including those set forth in Section 1(D) of the Disclosure Schedule, other than product service replacement parts inventory, consist of quality finished goods in the ordinary course of the operations of the Business. Except as set forth in Section 6(J) of the Disclosure Schedule, to the Knowledge of Seller, Seller is not in possession of any Inventory that is not owned by Seller, including goods already sold.

                  (K) Real Property Leased by Seller. All real property and facilities used by Seller or its Affiliates in the conduct of the Business are listed in Section 6(K) of the Disclosure Schedule. None of the real property listed in Section 6(K) of the Disclosure Schedule is owned by Seller. In the case of such real property located at 4700 de la Savane, Montreal, Quebec and leased by Seller as lessee, Seller has a valid lease in respect thereof, and Seller's right, title and interest thereunder is free and clear of all liens, charges, purchase rights, claims, pledges, mortgages, security interests or encumbrances, other than Permitted Encumbrances. In the case of such real property located at 651 Route 3 and 661 Route 3, Unit D, Plattsburgh, New York and leased by Seller as lessee, Seller has a valid leasehold interest therein, free and clear of all liens, charges, purchase rights, claims, pledges, mortgages, security interests or encumbrances, other than Permitted Encumbrances. Except as set forth in Section 6(K) of the Disclosure Schedule, each of the Transferred Leases may be freely assigned, assumed or sublet, is valid and in full force and effect, and there is not pending or, to the Knowledge of Seller, threatened any proceedings which could reasonably be expected to result in the termination, revocation, limitation or impairment of any of the Transferred Leases. Except as set forth in Section 6(K) of the Disclosure Schedule, the real property set forth therein (the "Real Property"), (A) is, to the Knowledge of Seller, leased solely by Seller; (B) is, to the Knowledge of Seller, in compliance in all Material respects with all applicable Laws; and (C) there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Real Property which could reasonably be expected to have a Material Adverse Effect on the Business.

                  (L) Litigation. Except as set forth in Section 6(L) of the Disclosure Schedule, there is no litigation, proceeding, or, to the Knowledge of Seller, governmental investigation pending, or to the Knowledge of Seller, threatened in front of any court, arbitration board, administrative agency, or tribunal against or relating to Seller which could affect the Purchased Assets, the Business, or the consummation of this Agreement or the sale, transfer or assignment of the Purchased Assets by Seller.

                  (M) Compliance with Law. Seller has conducted the Business in compliance in all Material respects with all Laws. Additionally, Seller has not received any written notice of any violation or alleged violation of any Law, except such non-compliance which could not reasonably be expected to have a Material Adverse Effect on the Business.

                  (N) Brokers' Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                  (O) No Material Adverse Change. Since December 31, 2003, there have been no changes affecting the Business which have had or could reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets, and Seller has operated the Business only in the ordinary course of business consistent with past practices.

                  (P) Accounts Receivable. All Accounts Receivable to be transferred to Buyer under this Agreement arose from valid transactions for goods sold or services rendered. To Seller's Knowledge, there is no fact or circumstance generally (other than general economic conditions and the amount of time they have been outstanding) which could result in any Material increase of uncollectibility of such Accounts Receivables as a class in excess of reserves, if any, set forth in the Unaudited Financial Statements, nor is any Account Receivable subject to any valid defense, counterclaim or set-off. The list of Accounts Receivable listed in
                        Section 1(L) of the Disclosure

                        Schedule is a true, accurate and complete list of such accounts generated in the operation of the Business and existing as of the date hereof and, as updated as of the Closing Date.

                  (Q)   Tax Matters.

                        (i) No failure, in any material respect, of Seller to duly and timely pay all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it will result in an Encumbrance on the Purchased Assets.

                        (ii) To the Knowledge of Seller, there are no material proceedings, investigations, audits or claims now pending or threatened against Seller in respect of any Taxes and there are no material matters under discussion, audit or appeal with any Governmental Authority relating to Taxes, which will result in an Encumbrance on the Purchased Assets.

                        (iii) Seller, in all material respects, has duly and
                              timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or deemed to be credited by it or for the account or benefit of any Person, including any Employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Law to be remitted by it.

                        (iv) Seller, in all material respects, has duly and timely collected all amounts on accounts of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

                        (v) Optimal Corp. is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

                        (vi) All Purchased Assets which are taxable Canadian property within the meaning of the Income Tax Act (Canada) will be sold by Optimal Corp.

                        (vii) No Purchased Assets sold by Optimal Corp.are real
                              estate interests located in the U.S.

                  (R)   No Undisclosed Liabilities. Except as set forth in
                        Section 6(R) of the Disclosure Schedule, Seller has no Material liabilities related to the operation of the Business, except for liabilities reflected or reserved against in the Unaudited Financial Statements and current liabilities incurred in the ordinary course of the operation of the Business since the Unaudited Financial Statements. Except as set forth in Section 6(R) of the Disclosure Schedule, Seller has no liability or obligation to refund any economic development incentives received from any governmental entity.

                  (S) Environmental, Health & Safety Compliance. Neither the conduct nor operation of the Business, nor, to the Knowledge of Seller, any condition of the Transferred Leases violates any Law concerning public health and safety, worker health and safety, and pollution or protection of the environment ("Environmental, Health and Safety Requirements"), except for any violation which could not reasonably be expected to have a Material Adverse Effect on the Business, and Seller has not received any written notice stating that the operation or condition of any of the property underlying the Transferred Leases is in violation of any Environmental, Health, and Safety Requirements.

                  (T)   Relationships with Affiliates. Except as disclosed in
                        Section 6(T) of the Disclosure Schedule, following the Closing neither Seller nor any of its Affiliates will have any interest in any of the Purchased Assets. Neither Seller nor any of its Affiliates owns, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Section 6(T) of the Disclosure Schedule, or (b) engaged in competition with Seller with respect to the Business in any market presently served by Seller.

                  (U)   Employees.

                        (i) Each plan, program, compensation plan, or employee benefit arrangement, whether written or oral, for the benefit of employees and maintained by Seller is listed in Section 6(U)(i) of the Disclosure Schedule (the "Employee Benefit Plans") and copies or descriptions of each such Employee Benefit Plan have been delivered or made available to Buyer. Buyer shall be responsible only for the severance obligations with respect to those Eligible Employees who accept employment with Buyer in accordance with Section 9, recognizing the years of service of such Eligible Employee(s) with Seller, but otherwise determined in accordance with severance obligations under Buyer's benefit plans or employment agreements which Buyer enters into with such Eligible Employees; provided, however, that Buyer's responsibility shall in no event be for less than the amount that any such Eligible Employee shall be entitled to under applicable Law, Seller hereby representing that it has not agreed to any severance arrangements with any Eligible Employees, except for those Eligible Employees listed in Section 6(U)(i)(a) of the Disclosure Schedule. Seller will comply with the health care continuation requirements of Section 601 et seq. of ERISA ("COBRA") with respect to Eligible Employees and their eligible covered dependents.

                        (ii) Section 6(U)(ii) of the Disclosure Schedule contains: (i) a list of the Eligible Employees;
                              (ii) the current annual total compensation provided by Seller to each such Eligible Employee;
                              (iii) a list of any increase presently scheduled (including the effective date thereof) in the rate of base compensation of any the Eligible Employees; and (iv) the title and location of each such Eligible Employee.

                        (iii) Seller is not a party to or bound by any union
                              contract or collective bargaining agreement with respect to the operation of the Business and has not experienced with respect to the operation of the Business any strike, grievance or any arbitration proceeding, Material claim of unfair labour or compensation practices filed or threatened to be filed or any other Material labour difficulty.

                        (iv) All of the Eligible Employees are United States or Canadian citizens, or lawful permanent residents of the United States or Canada.

                        (v) All payroll records provided by Seller to Buyer for Eligible Employees for the period from January 1, 2004 to the Closing Date, are accurate.

                  (V) Adverse Trends. To the Knowledge of Seller: (1) there are no Material conflicts or problems with any Eligible Employee that would likely result in the termination or resignation of employment of any such employee; (2) there are no Material problems or disputes with customers or vendors that would likely result in the termination of the contracts or terminate a source of supply of a Material product and there are no long-term commitments with suppliers not set forth in Section 6(V) of the Disclosure Schedule.

                  (W) Insurance Coverage. Seller maintains policies of fire, liability and other forms of insurance covering the Business and the Purchased Assets, in amounts and against such losses and risks as are generally maintained for comparable businesses and properties and such insurance or its substantial equivalent will be maintained through Closing.

                  (X) No Other Assets Needed. There are no other assets (intangible, tangible or otherwise), other than the Purchased Assets that are needed to operate the Business as currently operated by Seller.

                  (Y) Equipment. Each item of property, plant, equipment and other tangible personal property included in the Purchased Assets is in good working order and repair (normal wear and tear excepted, and having regard to their use and age).

                  (Z) Canadian Assets and Revenues. Neither the aggregate value of the Purchased Assets in Canada nor the gross revenues from sales in or from Canada generated by the Purchased Assets in Canada, determined in each case in accordance with the Notifiable Transactions Regulations pursuant to the Competition Act (Canada), exceed Fifty Million Canadian dollars (Cdn$50,000,000);

      7. Buyer's Representations and Warranties. Buyer jointly and severally represents and warrants to Seller as follows:

                  (A) Buyer's Disclosure Schedule. The Buyer's disclosure schedule attached hereto (the "Buyer's Disclosure Schedule") is divided into sections that correspond to the sections of this Agreement.

                  (B) Organization. Each of NCR, NCR Canada and NCR UK is a corporation validly existing, and in good standing under the Laws of its jurisdiction of incorporation, and has the necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated herein and therein.

                  (C) Authority. Buyer now has, and at Closing will have, full and complete authority to enter into and execute this Agreement, the Ancillary Agreements and all agreements and instruments required in connection with this Agreement and to otherwise perform its obligations hereunder and thereunder. The execution and the delivery of this Agreement, the Ancillary Agreements and the performance of the transactions contemplated herein and therein have been duly authorized by Buyer, and all corporate actions by Buyer for the authorization and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been taken. This Agreement has been validly executed and delivered by and constitutes a valid and binding obligation of Buyer, and each of the Ancillary Agreements will be validly executed and delivered and will constitute valid and binding obligations of Buyer enforceable, in each case, in accordance with their respective terms, subject, however, to limitations with respect to enforcement in connection with bankruptcy and to the extent that equitable remedies such as specific performance and injunctions are in the discretion of a court of competent jurisdiction.

                  (D) Approvals. No consent or approval of any Person or Governmental Authority is required for the execution, delivery and performance of this Agreement and the Ancillary Agreements and the documents to be delivered at the Closing by Buyer, and neither the execution, delivery or performance, nor the consummation of the transactions contemplated herein or therein, will result in a breach of any provision of Buyer's organizational documents or any Law that would have a Material Adverse Effect on Buyer's ability to perform its obligations hereunder or thereunder.

                  (E) Broker or Finder's Fee. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                  (F) No Conflict or Default. Except as set forth in Section 7(F) of Buyer's Disclosure Schedule, the execution and performance of this Agreement, the compliance with its provisions by Buyer, the purchase of the Purchased Assets, the assumption of the Assumed Liabilities and the payment of the Purchase Price to Seller on the Closing Date will not conflict with or result in any breach of any of the terms, conditions, or provisions of any agreement, indenture, mortgage, or other instrument to which Buyer is a party or by which it is bound, except such breaches which could not reasonably be expected to have a Material Adverse Effect on Buyer, and in any event there are no breaches that would prevent Buyer from performing under this Agreement. Further, except as set forth in Section 7(F) of Buyer's Disclosure Schedule, the execution and performance of this Agreement and the Ancillary Agreements, the compliance with their respective provisions by Buyer, and the purchase of the Purchased Assets by Buyer on the Closing Date will Materially comply with all applicable Laws and will not conflict with, or result in the breach of, any of the terms of Buyer's Articles of Incorporation, or other governing documents of Buyer. The consummation of the transactions comtemplated in this Agreement will not require the consent of any Person with respect to any Material rights, licenses, leases, contracts or agreements of Buyer and will not result in any breach of or default under any such rights, licenses, leases, contracts or agreements.

                  (G) Tax Registration. NCR Canada is duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax (registration number is 89998 8430 RT0001) and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act with respect to the Quebec sales tax number is: 1013789343 TQ0001.

                  (H) Knowledge. Buyer has no Knowledge of any fact or circumstance which would constitute a breach by Seller of Seller's representations and warranties in this Agreement and, except as disclosed prior to Closing, as of the Closing Date Buyer will have no Knowledge of any fact or circumstance which would constitute a breach by Seller of Seller's representations and warranties in this Agreement or in any Ancillary Agreement or Closing documents delivered to Buyer pursuant to this Agreement.

      8. Pre-Closing Covenants of Seller. Seller hereby jointly and severally covenants and agrees as follows:

                  (A) Maintenance of the Purchased Assets. Until the earlier of Closing and termination of this Agreement, Seller shall not lease, sell or dispose of any of the Purchased Assets other than in the ordinary course of business consistent with past practice or otherwise except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

                  (B) Continuity. Until the earlier of Closing and termination of this Agreement, Seller shall take or refrain from taking the following actions:

                        (i) Seller will carry on the operation and maintenance of the Business only in the ordinary course of business consistent with past practices;

                        (ii) Seller will use all commercially reasonable efforts to maintain and preserve relationships with the present customers and vendors of the Business and the Eligible Employees;

                        (iii) Seller will maintain its books, accounts and
                              records relating to the Business on a basis consistent with that of prior periods;

                        (iv) Seller will not do any act or omit to do any act or permit any act or omission to act that will cause a breach of any Customer Contract or Material Vendor Contract, nor will Seller terminate, accelerate, cancel or modify any such contract, without Buyer's consent, not to be unreasonably withheld;

                        (v) Seller will maintain in full force and effect the insurance covering the Purchased Assets under the policies set forth in Section 6(W) of the Disclosure Schedule or their substantial equivalent;

                        (vi) Seller will use all commercially reasonable efforts to cooperate with Buyer and provide reasonable access to Buyer to the Business and operations of Seller in relation to the Business during ordinary business hours and upon reasonable advance notice to Leon Garfinkle from the Effective Date to the earlier of the Closing Date and the date of termination of this Agreement;

                        (vii) Seller shall not enter into any Material
                              settlement of any litigation or proceeding relating to the Purchased Assets, the Business or the Assumed Liabilities;

                       (viii) Seller will not incur any Material obligation or
                              liability in relation to the Business or enter into any transaction Material to the Business, other than in the ordinary course of business and consistent with past practices;

                        (ix) Seller will not mortgage, pledge or subject to any Encumbrance any of the Purchased Assets, other than Permitted Encumbrances;

                        (x) Seller will not enter into any Material contracts in relation to the Business, except in the ordinary course of the operation of the Business consistent with past practices, without the prior written consent of Buyer, not to be unreasonably withheld;

                        (xi) Seller will not discontinue the sales of any services of the Business;

                        (xii) Seller will not increase any salary or wage or
                              declare or pay any bonus, or enter into any new employment agreement with any Eligible Employee or make new commitments or promises to any Eligible Employee;

                       (xiii) Seller will not enter into any agreement or make
                              any commitment to do any of the foregoing;

                        (xiv) Seller will maintain the existing firewalls and
                              other protective mechanisms for any Equipment; or

                        (xv) Seller shall deliver to Buyer within ten (10) Business Days after the end of each month a copy of the unaudited financial statements for such month prepared in a manner and containing information consistent with Seller's current practices.

                  (C) Accounts Receivable. Seller will not intentionally alter, modify or accelerate its existing collection level of Accounts Receivable.

                  (D) Notification. Until the earlier of Closing and termination of this Agreement, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that, in Seller's reasonable determination, causes or constitutes a breach of any of Seller's representations and warranties made as of the Effective Date or (b) the occurrence after the Effective Date of any fact or condition, other than in the ordinary course of the operation of the Business, that, in Seller's reasonable determination, would or would reasonably be expected to (except as expressly contemplated by this Agreement) cause or constitute a Material breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller's discovery of, such fact or condition.

                  (E) Exclusivity. Until the earlier of Closing and termination of this Agreement, Seller will not, and will not permit any of its officers, directors, employees or agents ("Seller Representatives") to solicit, initiate or encourage inquiries or proposals, or provide any information or participate in any negotiations or discussions leading to any proposal, concerning any acquisition or purchase of all or any substantial portion of the assets or stock of Seller, any merger or consolidation of Seller or any of its subsidiaries with any third party, which might reasonably be expected to interfere with the completion of the Transaction; provided, however, that nothing contained in this
                        Section 8(E) or any other provision of this Agreement shall prevent the board of directors of Optimal Corp. (the "Optimal Board") from taking action, including accepting an offer, in response to an unsolicited proposal or offer from any other Person, but only to the extent the Optimal Board is advised in writing by external legal counsel that such action is necessary in order to properly discharge its fiduciary duties (a "Fiduciary Transaction"). Seller agrees that it will immediately notify NCR regarding any contact between Seller, its subsidiaries, or their respective Representatives and any other person or entity regarding any such offer or proposal or any related inquiry.

                  (F)   Meeting of Seller Shareholders.

                        (i) Seller will take all action necessary in accordance with applicable Law, its Certificate of Continuance and By-laws, and the rules of the Nasdaq Stock Market to duly call, give notice of, convene and hold, as promptly as reasonably practicable after the date hereof, a meeting (the "Shareholders' Meeting") of the holders of Seller shares (the "Seller Shareholders") for the purpose of seeking approval of this Agreement and the Transaction and shall submit this Agreement and the Transaction for approval by Seller Shareholders at such meeting or any adjournment thereof.

                        (ii) The board of directors of Optimal Corp. shall recommend approval of the Transaction by the Seller Shareholders at the Shareholders' Meeting or any adjournment thereof and shall include such recommendation in the Proxy Statement, subject only to the right of the board of directors of Optimal Corp. to withdraw its recommendation if it accepts an offer from any other Person and otherwise complies with its obligations under the Exclusivity Agreement.

                        (iii) As promptly as practicable after the execution of
                              this Agreement, Seller shall prepare proxy materials or such other documentation as is required by applicable Laws to solicit from the Seller Shareholders proxies in favor of the approval of this Agreement and the Transaction (together with any amendment or supplement thereto, the "Proxy Materials"), which Proxy Materials shall be in compliance with applicable Laws. Prior to distributing the Proxy Materials, Buyer shall be given the opportunity to review and comment on the accuracy of the disclosure contained in the sections of the Proxy Material relating exclusively to the background to the Transaction and the description of this Agreement and any Ancillary Agreements.

      9. Additional Covenants. Each of the parties hereto, as the case maybe, hereby covenant and agree as follows:

                  (A)   Taxes. Notwithstanding anything herein to the contrary:

                        (i) Sales and Transfer Taxes. Buyer shall be liable for, and shall indemnify and save Seller and its directors, officers, employees, agents and managers harmless from, any and all sales and transfer Taxes, registration charges and transfer fees payable in respect of the purchase and sale of the Purchased Assets. To the exent required by applicable Law, Seller shall collect from Buyer and Seller shall pay directly to the appropriate Governmental Authority, all such Taxes.

                        (ii) Goods and Services Tax and Quebec Sales Tax Election. Seller and Buyer shall jointly elect, under subSection 167(1) of Part IX of the Excise Tax Act (Canada), Section 75 of the Quebec Sales Tax Act, and any equivalent or corresponding provision under any applicable provincial or territorial legislation imposing a similar value added or multi-staged Tax, that no Tax be payable with respect to the purchase and sale of the Purchased Assets under this Agreement. Seller and Buyer shall make such election(s) in prescribed form containing prescribed information and Buyer shall, on a timely basis, file such election(s) in compliance with the requirements of the applicable Laws. Buyer shall indemnify and save harmless Seller from and against any such Tax imposed on Seller as a result of any failure or refusal by any Governmental Authority to accept any such election.

                        (iii) Accounts Receivable Election. In accordance with
                              the requirements of the Income Tax Act (Canada), the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, Seller and Buyer shall make and file, in prescribed form and in a timely manner, a joint election to have the rules in Section 22 of the Income Tax Act (Canada), and any equivalent or corresponding provision under applicable provincial or territorial Tax legislation, apply in respect of the Accounts Receivable, and shall designate therein that portion of the Purchase Price allocated to the Accounts Receivable.

                        (iv) Filing of Tax Returns. Buyer and Seller shall prepare and file their respective Tax Returns in a manner consistent with the elections referred to in this Section 9(A). If a party fails to file its Tax

                              Returns in such manner, it shall indemnify and save harmless the other party in respect of any resulting Taxes and legal and accounting expenses paid or incurred by the other party.

                        (v) Certain U.S. Sales and Use Taxes. Seller may invoice Buyer the amount of any U.S. state or local sales or use taxes imposed on Seller under applicable law in connection with the sale of equipment and inventory under this Agreement, and if applicable, will list the taxing jurisdiction imposing the Tax on such invoice. Buyer agrees to pay all such U.S. state or local sales or use Taxes to Seller which are stated on an invoice submitted by Seller promptly upon receipt of such invoice. Seller agrees to timely remit such Taxes to the appropriate taxing authorities.

                        (vi) U.S. Sales Tax Exemptions. If the applicable Law permits, Buyer shall provide Seller with a certificate or other mandated document evidencing Buyer's exemption from payment of, or liability for sales and use as authorized or required by statute, regulation, administrative pronouncement, or other Law of the jurisdiction providing said exemption. If the applicable Law permits the exemption but does not also provide an exemption procedure, then Seller will not collect such Taxes if Buyer furnishes Seller a letter from a Director or higher level executive that describes the exemption, identifies the applicable statute, regulation, administrative pronouncement, or other Law of the jurisdiction that both allows such exemption and does not require an exemption certificate; provided, however, that Buyer shall indemnify Seller for any such Taxes subsequently determined to be due and payable.

                        (vii) Personal Property Taxes. Buyer and Seller agree
                              that personal property Taxes and assessments levied or assessed upon the Purchased Assets (excluding any sales, use, transfer or similar Taxes covered by Sections 9(A)(i) through 9(A)(vii), the apportionment and payment of which shall be governed by those sections) shall be prorated between the Buyer and Seller in direct proportion to the number of days each party has ownership of the subject property during the current Tax year. The total amount to be prorated shall represent one full years Taxes and assessments resulting from the assessment date or Tax lien date occurring during the current Tax year, including all Taxes and special assessments assessed upon the subject property and included on the property Tax bills that are payable to the appropriate state and local agencies during the current or future Tax years. This proration shall be based upon the current tax year's actual Taxes and assessments, if known, or upon a reasonable estimate of the current Tax year's taxes and assessments if the current Tax year's Taxes and assessments are not known at the time of closing.

                              Buyer shall pay to Seller at Closing its pro rata share of personal property Taxes as determined under the terms of this paragraph. Seller shall remain responsible for filing all property Tax returns, paying all Tax bills and assessments, and addressing all audits pertaining to property Taxes assessed upon the assets subject to this agreement for Tax years with an assessment date or Tax lien date occurring before the Closing Date of the transaction proposed within this agreement. The Seller shall also reimburse the Buyer for all Taxes and other expenses which are the responsibility of the Seller pursuant to this paragraph 9(A)(vii) and which are paid by Buyer to remedy any unpaid property Taxes assessed upon the subject assets for the current tax year, should the Buyer find it necessary to make such payment(s) on behalf of the Seller to protect clear title of the subject assets and avoid any liens or encumbrances resulting from such unpaid Taxes.

                  (B)   Employee Matters.

                        (i) At Closing, Buyer shall have extend offers of employment to those employees of the Seller identified on Section 6(U)(ii) of the Disclosure Schedule (the "Eligible Employees"), on comparable but not less favorable terms and conditions of employment in the aggregate as Seller employed such individuals on the Closing Date. Buyer shall not, however, in any event have any responsibility for any employee litigation or potential litigation matters listed in Section 9(B)(i) of the Disclosure Schedule, nor for any other employment-related claims, including but not limited to claims for severance, asserted by any employee of Seller (except for claims brought by Eligible Employees who accept Buyer's offer of employment and related to Buyer's actions occurring after such acceptance). The parties hereto agree to coordinate their efforts in order to effect a smooth transition of the payroll for the Eligible Employees from Seller to Buyer.

                        (ii) Accordingly, pursuant to Rev. Proc. 96-60, 1996-2 C.B. 399, provided that Seller provides Buyer with all necessary payroll records for the calendar year which includes the Closing Date, Buyer shall furnish a Form W-2 or similar form, as applicable in the given country, to each Eligible Employee employed by Buyer who had been employed by Seller disclosing all wages and other compensation paid for such calendar year.

                        (iii) Each of the Eligible Employees who accepts
                              employment with Buyer shall be eligible to participate in all health, defined and welfare benefits and retirement plans currently offered by Buyer to its employees, including, but not limited to, medical, dental, life, disability, vacation and retirement plans (subject to complying with eligibility requirements). For purposes of administering such plans or programs, past service with Seller shall be deemed to be service with Buyer for purposes of determining eligibility to participate in such health and welfare plans and programs, but shall not count for vesting in retirement plans.

                        (iv) Seller shall terminate its employment of all of the Eligible Employees who accept employment with Buyer as of Closing. In connection therewith, at Closing, Seller shall release each of the Eligible Employees who becomes employed by Buyer at Closing from any confidentiality, non-competition, non-solicitation or other restrictive covenants in favor of Seller. Buyer and Seller agree to cooperate in jointly notifying the Eligible Employees of the termination of their employment by Seller and the offer of employment by Buyer. Eligible Employees who accept employment with Buyer shall become employed by Buyer on the Closing Date. Buyer shall be responsible only for the severance obligations with respect to those Eligible Employees who accept employment with Buyer from and after Closing, and who are subsequently terminated by Buyer, recognizing the years of service of such employees with Seller, but otherwise determined in accordance with severance obligations under Buyer benefit plans or employment agreements which Buyer enters into with such Eligible Employees; provided, however, that Buyer's responsibility shall in no event be for less than the amount that any such employee shall be entitled to under applicable Law.

                        (v) For each Eligible Employee who accepts employment with Buyer, Seller shall provide Buyer with the number of vacation days accrued but not used as of the Closing Date. Buyer agrees that Eligible Employees who accept employment with Buyer will be permitted to take such accrued but unused vacation during 2004 in accordance with Buyer's vacation policy, and will provide such Eligible Employees with a pro-rated number of additional vacation days in 2004 that shall accrue after the Closing Date (or the first day of employment with Buyer, if later), pursuant to Buyer's vacation policy.

                        (vi) Seller shall remain solely liable or responsible for all COBRA obligations of Seller arising from any qualifying event as defined under Section 4980B(f)(3) of the Code and ERISA Section 603 occurring on or before the Closing Date.

                        (vii) The parties acknowledge that Buyer does not hereby
                              assume and shall not have any liability related in any way to Eligible Employee with respect to any such Eligible Employees' outstanding options to purchase shares of Seller or the administration of any of such options.

                  (C) Payment of Liabilities. Seller shall pay or otherwise satisfy in the ordinary course of business all Excluded Liabilities and Buyer shall pay or otherwise satisfy in the ordinary course of business all Assumed Liabilities. The parties hereby waive compliance with any applicable bulk sales legislation.

                  (D) Removing Excluded Assets. Within thirty (30) days after the Closing Date, Seller shall remove all Excluded Assets from all facilities and other real property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any Material damage to the facilities and other properties to be occupied by Buyer and any Material disruption of the business operations to be conducted by Buyer after the Closing. Any Material damage to the Purchased Assets or to the facilities resulting from such removal shall be paid promptly by Seller to Buyer. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, to remove the Excluded Assets at Seller's sole reasonable cost and expense to store the Excluded Assets and to charge Seller all reasonable storage costs associated therewith. Seller shall promptly reimburse Buyer for all reasonable costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the 30th day following the Closing Date upon presentation of reasonable evidence of same.

                  (E)   Non-competition and Non-solicitation.

                        (i) Non-competition. In order to induce Buyer to enter into this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Seller agrees that for a period of five (5) years following the Closing Date, neither Seller nor its Affiliates shall, anywhere in the world (the "Restricted Area"), directly or indirectly, invest in, own, manage, operate, finance, control, advise, aid or assist, act as a broker for, render services to, be employed by or guarantee the obligations of any Person engaged in or planning to become engaged in the Business; provided, however, that nothing in this Agreement shall restrict Seller's right to, directly or indirectly own an equity interest in any Person engaged in the Business whose securities are listed on a recognized stock exchange, so long as the interest of Seller in such Person does not exceed ten percent (10%) of the outstanding securities of any class of such Person. With respect to the covenants and agreements set forth in this Section 9(E), Seller agrees that it may be impossible to measure in monetary terms the damages which will accrue to Buyer by reason of an actual breach by it of such covenants and agreements, that a violation of such covenants and agreements will cause irreparable injury to Buyer, and that Buyer shall be entitled, in addition to any other rights and remedies it may have, at Law or in equity, to apply to a court of competent jurisdiction for an injunction to restrain Seller from violating, or continuing to violate, such covenants and agreements.

                              Nothing in this Section 9(E) shall be deemed to limit Buyer's right to recover damages caused by any actual breach by Seller. Seller acknowledges and agrees that the current market for the Business extends throughout the entire world, and it is therefore reasonable to prohibit Seller from competing with Buyer anywhere in the world directly or indirectly, or invest in, engage (either directly or indirectly, on its own behalf or as a partner, member, owner, director, officer, employee, agent, contractor, shareholder or otherwise), in any enterprise competing directly or indirectly with the Business.

                        (ii) Non-solicitation. For a period of three (3) years following the Closing Date, Seller and its Affiliates shall not, directly or indirectly, on its own behalf or that of another Person: hire, retain or attempt to hire or retain any of the Eligible Employees who become employees of Buyer, provided, however, that the foregoing provision will not prevent Seller from: (i) placing a bona fide advertisement for employment not specifically targeted at the Eligible Employees who become employees of Buyer; or (ii) hiring any Eligible Employee who becomes an employee of Buyer if such employee has been terminated without any direct inducement by Seller.

                        (iii) Individual Obligations. In consideration of the
                              Purchase Price under this Agreement, the individuals listed in Section 9(E)(iii) of the Disclosure Schedule shall have the respective non-competition and non-solicitation obligations set forth in their respective Key Person Agreements and the officers of Optimal Corp. listed in Section 9(E)(iii) of the Disclosure Schedule shall have the non-competition and non-solicitation obligations set forth in the Officer Agreement.

                        (iv) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 9(E) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 9(E) will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 9(E) is reasonable and necessary to protect and preserve Buyer's legitimate business interests in the geographical locations in which the business operates and the value of the Purchased Assets and to prevent any unfair advantage conferred on Seller. In the event that the provisions of this

                              Section 9(E)(iv) are invoked and a court or tribunal finally determines that the geographical scope of the Section 9(E)(iv) provisions are not enforceable or are invalid, then the parties mutually agree to select to reduce the geographical scope restrictions contained in
                              Section 9(E)(i) to solely the United States of America and Canada.

                  (F) Further Assurances. The parties hereto agree to cooperate reasonably with each other and with their respective authorized representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall:
                        (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions contemplated hereby.

                  (G) Change of Address. Within thirty (30) days after the Closing Date, Seller shall change its principal place of business from its current location to an alternate location. Seller, its employees, and any of its Affiliates shall vacate the Real Property premises, and the Purchased Assets. Seller shall amend its Articles of Continuation to reflect its new address and shall promptly notify the Buyer of the same.

                  (H) Collection of Accounts Receivable. Seller shall promptly remit to Buyer any payments it receives in respect of Accounts Receivable generated by the Business prior to Closing and received by Seller after the Closing Date. After the Closing Date, Buyer shall have the right to notify any customers who owe Seller any amounts properly payable to Buyer to send their payments directly to Buyer. Buyer shall be entitled to retain all payments received after the Closing Date for the Accounts Receivable.

                  (I) Product name. On or promptly following the Closing Date, Seller shall: (i) take all actions necessary to terminate its use of the product name "U-Scan", and (ii) take all actions reasonably requested by Buyer to enable Buyer to use this name. Seller shall not use any name that is significantly similar to the product name being purchase hereunder.

                  (J) Optimal names. On or promptly following the Closing Date, Buyer shall: take all actions necessary to terminate the use by the Business of the trade-marks and trade names "Optimal" and "Optimal Robotics" and any other names related to the Excluded Intellectual Property. Buyer shall not use any name that is significantly similar to the Excluded Intellectual Property.

                  (K) Notification. Each of Seller and Buyer agrees to promptly notify the other party in the event such party receives notice (whether verbal or in writing) of any investigation, inquiry or proceeding by any Governental Authority concerning the Transactions contemplated by this Agreement.

      10.   Indemnification.

                  (A) Seller Indemnification. Seller jointly and severally agrees to indemnify and hold harmless Buyer and its directors, officers, employees, agents and managers, from any and all losses, claims, liabilities, obligations, deficiencies, assessments, fines, costs, and damages (including, without limitation, interest, penalties, reasonable legal fees and reasonable accounting fees), (collectively, "Damages"), resulting from, arising from or relating to:

                        (i) any debts, liabilities or obligations of Seller or the Business, whether known or unknown, now existing or hereafter arising of whatsoever nature or character, whether absolute or contingent, liquidated or disputed, relating to any matters arising on or before the Closing Date other than the Assumed Liabilities, with all such liabilities other than the Assumed Liabilities being collectively referred to as the "Excluded Liabilities";

                        (ii) any employees or assets not being transferred to Buyer or any Eligible Employees who accept employment with Buyer and make a claim regarding actions occurring while employed by Seller (other than in respect of accrued vacation days but not used during 2004);

                        (iii) any misrepresentation, inaccuracy or breach of any
                              warranty or representation by Seller (or other parties not affiliated with Buyer) in this Agreement or the Ancillary Agreements to which it is a party;

                        (iv) any failure of Seller to perform any covenant or agreement in this Agreement or any Ancillary Agreement to which it is a party in a timely manner and the failure of which remains uncured for a period of thirty (30) days after receipt of written notice from Buyer setting forth in reasonable detail the nature of such failure; or

                        (v) Seller's failure to comply with applicable bulk sales or bulk transfer laws in connection with the Transactions, except to the extent resulting from, arising out of or with respect to Buyer's obligation to pay or discharge the Assumed Liabilities.

                  (B) Buyer's Indemnification. Buyer shall indemnify and hold harmless Seller and its directors, officers, employees, agents and managers from and against any and all Damages resulting from, arising from or relating to: (i) the Assumed Liabilities; (ii) the Eligible Employees who accept employment with Buyer regarding actions occurring while employed by Buyer; (iii) any failure by Buyer to perform of any of its covenants in this Agreement or any Ancillary Agreement in a timely manner and the failure of which remains uncured for a period of thirty (30) days after receipt of written notice from Seller setting forth in reasonable detail the nature of such failure; and (iv) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or any certificate delivered by or on behalf of Buyer pursuant hereto.

                  (C) Limitations on Certain Indemnity Obligations. Buyer and Seller agree that any claims related to : (i) the Excluded Liabilities; (ii) failure of Seller or Buyer to perform any covenant in this Agreement or in any Ancillary Agreement or to comply with any applicable bulk sales or bulk transfer Laws, except to the extent resulting from, arising out of or with respect to Buyer's obligation to pay or discharge the Assumed Liabilities; (iii) breach of the representations and warranties contained in Sections 6(C), 6(F) or 7(C); or
                        (iv) any breach of any representation or warranty involving fraud or fraudulent misrepresentation, shall be unlimited and not subject to the Basket or the Cap. Except as provided above, in no event shall either party:

                        (i) make a claim for Damages pursuant to this Section 10 unless and until the total amount of such claim individually exceeds U.S. Twenty-five Thousand Dollars (US$25,000) or such claim and any other current or prior claims, in the aggregate, exceed U.S. Two Hundred Fifty Thousand Dollars (US$250,000) (the "Basket"), and in such event, then the Indemnifying Party shall reimburse the Indemnified Party for the amount of all Damages incurred by the Indemnified Party under this Agreement without regard to the Basket; and

                        (ii) be required to pay any Damages in excess of U.S. Thirty Million Dollars (US$30,000,000) (the "Cap").

                  (D)   Survival.

                        (i) With respect to any and all claims among the parties hereto arising in connection with this
                              Agreement: (a) the representations and warranties set forth in this Agreement shall be continuing and shall survive the Closing until December 31, 2006; (b) the covenants set forth in the Agreement, the Ancillary Agreements and any claim for any breach of the representations and warranties contained in Sections 6(C), 6(F) or 7(C), or any of the representations and warranties contained in this Agreement involving fraud or fraudulent misrepresentation, shall survive the Closing and continue in full force and effect without limitation of time, subject only to applicable limitation periods contained in this Agreement and limitations imposed by Law (the period during which the representations and warranties and covenants and agreements shall survive being referred to herein with respect to such representations and warranties and covenants and agreements as the "Survival Period"), but shall thereafter terminate and be of no further force and effect unless a written notice asserting a claim shall have been made pursuant to this Section 10(D) within the Survival Period with respect to such matter.

                        (ii) All claims made hereunder prior to the expiration of the applicable survival period stated above, but not yet settled, shall be subject to the indemnification provisions hereunder.

                  (E) Obligation to Reimburse. The party providing indemnification hereunder (the "Indemnifying Party") shall reimburse, within five (5) Business Days of demand thereof, to the Person being indemnified hereunder (the "Indemnified Party"), the amount of Damages suffered or incurred by the Indemnified Party.

                  (F) Notification. Promptly upon (i) an officer of either party (or any other Indemnified Party) obtaining actual knowledge after the Closing of a breach of a representation or warranty of the other Party in this Agreement, (ii) an Indemnified Party receiving notice of a Third Party Claim or (iii) an Indemnified Party otherwise becoming aware of any matter which could give rise to indemnification under this Section 10, the Indemnified Party shall forthwith notify the Indemnifying Party of such matter with as much detail as is reasonably available. The omission to so notify the Indemnifying Party (or any other Indemnified Party) shall not relieve the Indemnifying Party from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause unless (and only to that extent) the omission to notify prejudices the ability of the Indemnifying Party to exercise its right to defend or otherwise increases the amount to be indemnified, pursuant to this Section 10, in which case the indemnification may be reduced to the extent that such delay prejudiced the defense of the claim or increased the amount of liability or cost of defense.

                  (G) Defense of Third Party Claim. If any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party against the Indemnified Party (each a "Third Party Claim"), then the Indemnifying Party shall have the right, after receipt of the Indemnified Party's notice under Section 10(F) and upon giving notice to the Indemnified Party within fourteen
                        (14) Business Days of such receipt, to defend (and to control the defense of) the Third Party Claim, provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for such Third Party Claim. The Indemnifying Party shall thereafter keep each Indemnified Party reasonably informed with respect to the status of such Claim. Amounts payable by the Indemnifying Party pursuant to a Third Party Claim shall be paid in accordance with the terms of the settlement or the judgement, as the case may be, but in any event prior to the expiry of any delay for a judgement to become executory.

                  (H) Defense Procedures. Upon the assumption of control of any Third Party Claim by the Indemnifying Party as set out in Section 10(G), the Indemnifying Party shall diligently proceed with the defense, compromise or settlement of the Third Party Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defense. The Indemnifying Party shall not settle such Third Party Claim unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a full and complete unconditional release of all Indemnified Parties from any and all liability with respect to such Third Party Claim and does not require any Indemnified Party to take or refrain from taking any action and does not involve any restrictive or other covenants or any other injunctive relief. As long as the Indemnifying Party is diligently proceeding with the defense, compromise or settlement of any such Third Party Claim in good faith and on a timely basis, the Indemnified Party shall not pay or settle any such Third Party Claim without the consent of the Indemnifying Party. Notwithstanding the assumption by the Indemnifying Party of the defense of such Third Party Claim as provided in this Section 10(H), the Indemnified Party shall also have the right to participate in (but not to control) the negotiation, settlement or the defense of any Third Party Claim at its own expense; provided, however, that if the defendants in any such Third Party Claim shall include both an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have reasonably concluded that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to such Indemnified Party, such Indemnified Party shall have the right to select separate counsel to participate in the defense of such Third Party Claim on its behalf, at the expense of the Indemnifying Party; and provided, further, that the Indemnifying Party shall not be obligated to pay the expenses of more than one separate counsel for all Indemnified Parties.

                  (I) Failure to Defend. If the Indemnifying Party fails within fourteen (14) Business Days from receipt of the notice of a Third

                        Party Claim to give notice of its intention to defend the Third Party Claim in accordance with Section 10(G), then the Indemnifying Party shall be deemed to have waived its right to defend the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake the defense of the Third Party Claim and compromise and settle the Third Party Claim on behalf, for the account and at the risk and expense of the Indemnifying Party. In no event shall the Indemnified Party settle such Third Party Claim unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a full and complete unconditional release of all Indemnifying Parties from any and all liability with respect to such Third Party Claim and does not require any Indemnifying Party to take or refrain from taking any action and does not involve any restrictive or other covenants or any other injunctive relief.

                  (J) Indemnification Sole Remedy. After the Closing, the provisions of this Section 10 shall constitute the sole remedy of the Parties against each other with respect to any breach or non-fulfilment of any representation, warranty, agreement, covenant, condition or any other obligation contained in this Agreement, the Ancillary Agreements and any other document delivered pursuant to this Agreement.

                  (K) Tax Status of Indemnification Claims. Any payment made by Seller as an Indemnifying Party pursuant to this
                        Section 10 shall constitute a reduction of the Purchase Price and any payment made by Buyer as an Indemnifying Party pursuant to this Article shall constitute an increase in the Purchase Price. In either case, each of Seller and Buyer shall, as required under applicable U.S., Canadian or U.K. Law, request all amendments to its current or past Tax Returns as may be necessary to reflect the foregoing. For greater certainty, any such reduction of, or increase in, the Purchase Price shall be allocated among the Purchased Assets to which such payment by Seller or Buyer, respectively, can reasonably be considered to relate. If any payment made by Seller or Buyer as an Indemnifying Party is deemed by the Excise Tax Act (Canada) to include goods and services tax or harmonized sales Tax, or is deemed by any applicable provincial or territorial legislation to include a similar value added or multi-staged Tax, the amount of such payment shall be increased accordingly.

      11. Conditions Precedent to Buyer's Obligation to Perform. The obligation of Buyer to consummate the transaction contemplated in this Agreement is subject to the satisfaction or express waiver by Buyer at or prior to the Closing of the following conditions:

                  (A) All representations and warranties by Seller in this Agreement qualified by "Material" or "Material Adverse Effect" shall be true and correct on and as if made as of the Closing Date and all representations and warranties by Seller in this Agreement or in any document delivered by Seller pursuant to this Agreement not so qualified shall be true and correct in all Material respects on and as if made as of the Closing Date;

                  (B) All covenants of Seller qualified by "Material" or "Material Adverse Effect" shall have been performed, satisfied and complied with on or before the Closing Date and all covenants, agreements and conditions required by this Agreement to be performed or complied with but not so qualified have been Materially performed, satisfied or complied with by it on or before the Closing Date;

                  (C) Seller shall have delivered all of the documents, agreements, instruments and other items that Seller is required to deliver at the Closing pursuant to Section 13(B) of this Agreement;

                  (D) Seller Shareholders shall have approved this Agreement and the transactions contemplated hereby;

                  (E) Seller shall have delivered the "U-Scan" software source code in a machine readable format, including architectural maps;

                  (F) Since the Effective Date, there shall not have been commenced against Buyer or any of its Affiliates, any proceeding (a) involving any challenge to, or seeking damages or injunctive relief in connection with, any of the Transactions contemplated under this Agreement or
                        (b) that may have the effect of preventing, Materially delaying, making illegal, imposing Material limitations or conditions on or otherwise Materially interfering with the Transaction;

                  (G) At Closing, Seller will provide updates to the Disclosure Schedule through the Closing Date to reflect changes thereto, which must have been approved by Buyer acting reasonably, and further including changes to any representations and warranties in Section 6 as to which no reference was made on the Disclosure Schedule as of the Effective Date but as to which a reference on the Disclosure Schedule would have been required to have been created on or before the Effective Date if such changes existed on the Effective Date. Notwithstanding the foregoing, the delivery of any updated references to the Disclosure Schedule pursuant to this Section 11(G) shall not cure any Material breach of any representation and warranty requiring disclosure of any matter prior to or on the Effective Date or otherwise limit or affect the remedies available hereunder to Buyer;

                  (H) Buyer shall have entered or shall enter on the Closing Date, into the Key Person Agreements with each of the Key Employees, for a term of not less than two (2) years of employment on terms and conditions otherwise comparable to their current employment agreements with Seller (collectively the "Key Person Agreements");

                  (I) Buyer shall have entered or shall enter on the Closing Date, into Officer Agreements with each of the officers of Optimal Corp. listed in Section 11(I) of the Disclosure Schedule;

                  (J) Seller shall have provided assistance as requested by Buyer in obtaining appropriate amendments to any third party agreements that Buyer reasonably believes appropriate;

                  (K) Seller shall have agreed to provide, to the extent Buyer reasonably believes necessary, short-term product support, parts rework services and short-term Canadian field technician support on commercially reasonable mutually agreeable terms;

                  (L) There shall not be pending against Buyer, Seller or their respective Affiliates, an investigation or proceeding by the Canadian Commissioner of Competition, the U.S. Department of Justice, the U.S. Federal Trade Commission, any State Attorney General, or similar government body in any other country with authority to enforce anti-trust or competition laws (collectively, "Anti-Trust Authorities") alleging that the Transaction violates the Competition Act (Canada) or the anti-trust laws of the United States or anti-trust or competition Laws in any other country; nor shall any Anti-Trust Authority have notified Buyer, or any of its Affiliates, or Seller that any such investigation or proceeding will, or could reasonably expected to be, commenced; provided, however, that in the event that any Anti-Trust Authority commences an investigation or proceeding, Buyer shall use all commercially reasonable efforts to address the Anti-Trust Auhorities' allegations or concerns with Seller providing information and assistance reasonably necessary to address the Anti-Trust Authorities' allegations or concerns; and

                  (M) All required consents of Governmental authorities listed in Section 7(F) of Buyer's Disclosure Schedule shall have been obtained.

      12. Conditions Precedent to Seller's Obligation to Perform. The obligation of Seller to consummate the Transaction contemplated in this Agreement is subject to the satisfaction or express waiver by Seller at or prior to the Closing of the following conditions:

                  (A) All representations and warranties by Buyer in this Agreement qualified by "Material" or "Material Adverse Effect" shall be true and correct on and as if made as of the Closing Date and all representations and warranties by Seller in this Agreement or in any document delivered by Buyer pursuant to this Agreement not so qualified shall be true and correct in all Material respects on and as if made as of the Closing Date;

                  (B) All covenants of Buyer qualified by "Material" or "Material Adverse

                        Efsfect" shall have been performed, satisfied and complied with on or before the Closing Date and all covenants, agreements and conditions required by this Agreement to be performed or complied with but not so qualified have been Materially performed, satisfied or complied with by it on or before the Closing Date;

                  (C) Buyer shall have delivered all of the documents, agreements, instruments and other items that Buyer is required to deliver at the Closing pursuant to Section 13(C) of this Agreement;

                  (D) Seller Shareholders shall have approved this Agreement and the transactions contemplated in this Agreement;

                  (E) Since the Effective Date, there shall not have been commenced against Seller or its Affiliates, any proceeding (a) involving any challenge to, or seeking damages or injunctive relief in connection with the Transaction or (b) that may have the effect of preventing, materially delaying, making illegal, imposing material limitations or conditions on or otherwise materially interfering with the Transactions contemplated in this Agreement; and

                  (F) All required consents of Governmental authorities listed in Section 6(E)of the Disclosure Schedule shall have been obtained.

13.   Closing.

                  (A) The closing of the transactions contemplated in this Agreement (the "Closing") shall take place on or before April 30, 2004 (the "Closing Date") at the offices of Osler, Hoskin & Harcourt LLP, in Montreal, Quebec; provided that all of the conditions precedent in Section 11 and 12 have been satisified or waived. If any of the parties determines prior to the Closing Date that any of the conditions set forth in Sections 11 or 12 have not been met, such party shall notify the other in writing at the address set forth in Section 17 below prior to the Closing Date.

                  (B) At the Closing, Seller shall deliver or cause to be delivered to Buyer the following documents, instruments, certificates and agreements (which shall be in form and substance reasonably satisfactory to Buyer and its counsel):

                        (i)   The Bill of Sale, duly executed by Seller;

                        (ii) A counterpart to the Assignment and Assumption Agreement, duly executed by Seller;

                        (iii) Such other deeds, bills of sale, leases,
                              assignments and other instruments of sale, in form and substance reasonably satisfactory to Buyer's counsel, as shall be required to vest in Buyer good title to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances;

                        (iv) Resolutions of the Boards of Directors of Optimal Corp., Optimal Inc. and Optimal Plc., approving this Agreement and the Transaction, certified by a duly authorized officer;

                        (v) A certificate signed by an authorized officer of Seller and dated as of the Closing Date, certifying that the representations and warranties of Seller contained in this Agreement qualified by "Material" or "Material Adverse Effect" are true and correct on the Closing Date and that representations and warranties of Seller contained in this Agreement not so qualified are true and correct in all Material respects on the Closing Date as if such representations and warranties were made on the Closing Date; and all covenants qualified by "Material" or "Material Adverse Effect" have been complied with and all covenants not so qualified have been complied with in all Material respects;

                        (vi) An incumbency and specimen certificate with respect to the officer(s) of Seller executing this Agreement and any Ancillary Agreement to which Seller is a party;

                        (vii) A Certificate of Good Standing for each Seller
                              issued not earlier than thirty (30) days prior to the Closing Date;

                       (viii) An opinion of Osler, Hoskin & Harcourt LLP,
                              counsel to Seller, substantially in the form attached hereto as Exhibit J, and an opinion of U.S. counsel to Seller as to the enforceability of this Agreement and the Ancillary Agreements to which it is a party, in form and content reasonably acceptable to Buyer;

                        (ix) A counterpart of each of the Key Person Agreements, duly executed by each Key Person;

                        (x) A counterpart of each of the Officer Agreements, duly executed by each officer of Seller listed in
                              Section 9(E)(iii)

                        (xi) Evidence reasonably acceptable to Buyer of the approval of the transactions contemplated by this Agreement by Seller Shareholders;

                        (xii) All of the required consents from third parties
                              set forth in Section 13(B)(xii) of the Disclosure Schedule; and

                       (xiii) Any related documents that may reasonably be
                              requested by either party as necessary to fully consummate the transactions contemplated by this Agreement.

                  (C) At the Closing, Buyer shall deliver or cause to be delivered to Seller and Shareholders the following documents, instruments, certificates and agreements (which shall be in form and substance reasonably satisfactory to Seller and its counsel):

                        (i) A certificate signed by an authorized officer of Buyer and dated as of the Closing Date, certifying that the representations and warranties of Buyer contained in this Agreement qualified by "Material" or "Material Adverse Effect" are true and correct on the Closing Date and that representations and warranties of Buyer contained in this Agreement not so qualified are true and correct in all Material respects on the Closing Date as if such representations and warranties were made on the Closing Date; and all covenants qualified by "Material" or "Material Adverse Effect" have been complied with and all covenants not so qualified have been complied with in all Material respects;

                        (ii)  The Purchase Price;

                        (iii) A counterpart of the Assignment and Assumption
                              Agreement duly executed by Buyer;

                        (iv) Resolutions of the Board of Directors of NCR, NCR Canada and NCR U.K. approving this Agreement and the transactions contemplated by this Agreement, certified by a duly authorized officer;

                        (v) An incumbency certificate and specimen certificate with respect to the officer(s) of Buyer executing this Agreement and any Ancillary Agreements to which the Buyer is a party;

                        (vi) A counterpart to each of the Key Person Agreements, duly executed by Buyer;

                        (vii) A counterpart to each of the Officer Agreements,
                              duly executed by Buyer;

                       (viii) Any related documents that may reasonably
                              requested by either party necessary to fully consummate the transactions contemplated by this Agreement.

      14.   Termination.

                  (A) This Agreement may be terminated on or prior to the Closing Date:

                        (i)   By mutual written consent of Seller and Buyer; or

                        (ii) by either Seller on one hand, or Buyer on the other hand, by written notice to the other party if:

                              (1) the Transaction has not been consummated by April 30, 2004, unless such date shall have been extended by the mutual written consent of Seller and Buyer; provided, however, that this right to terminate shall not be available to any party whose failure to fulfill in any Material respect any covenant or obligation under this Agreement has been the cause of, or results in, the failure of the Closing to occur on or before April 30, 2004; or

                              (2) any court of competent jurisdiction in (i) the United States or other United States federal or state governmental entity, or
                                    (ii) Canada, or (iii) any other country
                                    shall have issued an order, decree or
                                    ruling, or taken any other action,
                                    restraining, enjoining or otherwise
                                    prohibiting the transactions contemplated by this Agreement.

                        (iii) by Seller if:

                              (1) there shall have been a Material breach of any representations or warranties set forth in this Agreement on the part of Buyer, which breach shall remain uncured for a period of thirty (30) days, or any representations or warranties of Buyer shall have become and remain untrue in any Material respect for a period of thirty (30) days, provided that Seller has not Materially breached any of its obligations hereunder; or

                              (2) there shall have been a Material breach by Buyer of any of its covenants or agreements hereunder and such breach would result in a Material Adverse Effect on Buyer or materially adversely affecting (or materially delaying) the ability of Buyer or Seller to consummate the Transaction and Buyer has not cured such breach within ten
                                    (10) Business Days after notice by Seller thereof setting forth in reasonable detail the nature of such breach; provided that Seller has not Materially breached any of its obligations hereunder; or

                              (3)   any condition to Closing set forth in
                                    Section 12 shall not have been fulfilled or waived by Seller by April 30, 2004; or

                              (4)   the Optimal Board, in accordance with
                                    Section 8(E), accepts an offer from any
                                    other Person to complete a Fiduciary
                                    Transaction.

                        (iv)  by Buyer if:

                              (1) there shall have been a Material breach of any representations or warranties set forth in this Agreement on the part of Seller, which breach shall remain uncured for a period of thirty (30) days, or any representations or warranties of the Seller shall have become and remain untrue in any Material respect for a period of thirty (30) days provided that Buyer has not Materially breached any of its obligations hereunder; or

                              (2) there shall have been a Material breach by Seller of one or more of its covenants or agreements hereunder having a Material Adverse Effect on the Business or Materially adversely affecting (or materially delaying) the ability of Seller and Buyer to consummate the Transaction and Seller has not cured such breach within ten (10) Business Days after notice by Buyer thereof setting forth in reasonable detail the nature of such breach, provided that Buyer has not Materially breached any of its obligations hereunder or

                              (3)   any condition to Closing set forth in
                                    Section 11 shall not have been fulfilled or waived by Buyer by April 30, 2004.

                  (B) Procedures Upon Termination. In the event of termination pursuant to this Section 14, written notice shall forthwith be given to the other party or parties, and the Transaction shall be abandoned, without further action by any party hereto; provided, however, that, nothing contained herein shall be construed to prevent any parties hereto from pursuing any remedy available at law or in equity for any breach, violation, default or other failure of performance of any other party hereto prior to Closing.

                  (C) Break Fee. If Seller terminates this Agreement pursuant to Section 14(A)(iii)(4) in respect of an accepted offer to complete a Fiduciary Transaction, then, immediately upon the closing of such Fiduciary Transaction, Seller will pay to NCR the sum of U.S. Three Million Dollars (US$3,000,000) (the "Break Fee"), which Break Fee will serve as the exclusive remedy to Buyer for such acceptance, and Buyer will not be entitled to any other rights or remedies provided at Law or in equity. If Seller shall breach Section 8(E) and within six months after the date of such breach Seller signs a letter of intent or other agreement relating to the acquisition of all or any substantial portion of the assets of the Business, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory or immaterial portions of Seller's assets in the ordinary course of the operation of the Business) and such transaction is ultimately consummated, then, immediately upon the closing of such transaction, Seller will pay to NCR the Break Fee; provided, however, that the Break Fee will not serve as the exclusive remedy to Buyer hereunder in the event of a breach by Seller of Section 8(E), and Buyer will be entitled to any other rights or remedies provided at Law or in equity. Notwithstanding the foregoing, in the event the amount of the Break Fee is determined to be unenforceable under applicable law, the Break Fee will be automatically reduced to the highest amount enforceable under applicable law.

      15.   Confidentiality.

                  (A) Except: (i) as required by Law; (ii) as required by a Governmental Authority or stock exchange; (iii) in connection with the Shareholders' Meeting pursuant to
                        Section 8(G); (iv) between the Effective Date and the Closing Date, where the disclosure is protected by a confidentiality or non-disclosure agreement between Seller and any other Person and such disclosure is made by Seller in accordance with Section 1 of the Exclusivity Agreement; or (v) in the ordinary course of the operation of the Business, the parties shall deem as Confidential Information (as defined below) all matters of the Business and shall not disclose the same, unless in accordance with this Agreement. The term "Confidential Information" includes any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller on the other hand) or its representatives (collectively, a "Disclosing Party") to the other party or its representatives (collectively, a "Receiving Party"): (i) all information that is a trade secret under applicable trade secret or other law; all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, computer software and database technologies, systems, structures and architectures; (ii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and (iii) and all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

                  (B) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that, subject to the proviso contained in paragraph (A) of this Section 15, such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Transaction; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller (each, a "Seller Contact") or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a "Buyer Contact"). Each of Buyer and Seller shall disclose the Confidential Information of the other party only to its representatives who require such material for the purpose of evaluating the Transaction and are informed by Buyer or Seller, as the case may be, of the obligations of this Section 15 with respect to such Confidential Information. Each of Buyer and Seller shall
                        (i) enforce the terms of this Section 15 as to its respective representatives; (ii) take such action to the extent necessary to cause its representatives to comply with the terms and conditions of this Section 15; and
                        (iii) be responsible and liable for any breach of the provisions of this Section 15 by it or its representatives.

                  (C) Unless and until this Agreement is terminated as provided in Section 14, Seller shall maintain as confidential any Confidential Information of Seller relating to the Business, the Purchased Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller before the Closing in the ordinary course of the operation of the Business in connection with the transactions permitted by Section 10.

                  (D) From and after the Closing, the provisions of Section 15(B) above shall not apply to or restrict in any manner Buyer's use of any Confidential Information relating to the Business, the Purchased Assets or the Assumed Liabilities.

                  (E) This Section 15 does not apply to that portion of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Section 15 or that certain Confidentiality Agreement by and between Seller and Buyer; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Person not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.

                  (F) If a Receiving Party becomes compelled in any proceeding or is requested by a Governmental Authority having regulatory jurisdiction over this Agreement to make any disclosure that is prohibited or otherwise constrained by this Section 15, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 15. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Authority, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this
                        Section 15 do not apply to any proceedings between the parties to this Agreement.

                  (G) If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party's Confidential Information is returned.

                  (H) Except as otherwise set forth in this Section 15, the obligations of each party under this Section 15 in respect of (i) Intellectual Property of the Business shall survive the Closing or any termination of this Agreement for a period of two (2) years and (ii) all other matters shall survive the Closing for a period of one (1) year.

      16.   Dispute Resolution.

                  (A) Injunction. Each of the parties hereto acknowledges and agrees that a party may be irreparably damaged if an Intellectual Property, non-compete or non-solicitation provision of this Agreement is not performed in accordance with their specific terms and that such breach of this Agreement by the other party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, any of the parties hereto shall be entitled to seek to enforce such provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent any breach or threatened breach of any of the provisions of this Agreement, without posting any bond or other undertaking and without regard to the provisions of
                        Section 16(B).

                  (B)   Arbitration.

                        (i) In the event that there is a dispute arising out of or relating to this Agreement, the relationships created by it or the transactions occurring under it, the parties hereto shall attempt in good faith to resolve such disputes promptly by negotiation. Any party may give the other parties written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a brief statement of such party's position or claim. Within ten (10) calendar days of the delivery of the Notice of Dispute, the parties shall meet at a mutually acceptable time and place, and thereafter as long as they mutually agree in order to attempt to resolve the dispute. Subject to and without limiting the provisions of subSection (v) of this Section 16(B), key documents and other information or data on which each party relies in demonstrating its position or claim concerning the dispute shall upon reasonable request of the other party be furnished or made available on reasonable terms to the other party at or before the first meeting of the Parties as provided by this subsection. Notwithstanding the foregoing, if the dispute has not been resolved for whatever reason within thirty (30) calendar days of the delivery of a Notice of Dispute, or if the parties have failed to meet for whatever reason within ten (10) calendar days of the Notice of Dispute, then any controversy or claim arising out of or relating to this Agreement, other than a Special Claim, shall be resolved by arbitration in accordance with the provisions of this Section 16(B). The arbitration shall commence as soon as practicable but in any event within thirty (30) calendar days from the expiration of the thirty
                              (30) day period contemplated above unless the parties otherwise agree.

                        (ii) Forum and Jurisdiction. The forum for and the place of the arbitration shall be New York, New York.

                        (iii) Governing Law. This Agreement shall be governed
                              and construed according to the laws of New York, excluding conflict of laws principles, provided that any dispute relating to the validity or effect of this arbitration clause, or to any arbitration arising hereunder, shall be governed by the Federal Arbitration Act.

                        (iv) Administration. The arbitration shall be administered by the American Arbitration Association ("AAA"), pursuant to its then-current International Rules of the AAA (the "AAA Rules"), as modified by any other provisions that the parties may jointly agree upon in writing (it being understood that the parties shall be under no obligation to so agree). Although not bound by the formal rules of evidence, the Sole Arbitrator (as defined below) shall be guided by the principles set forth in the 1999 IBA Rules on the Taking of Evidence in International Commercial Arbitration. The parties exclude any right of appeal of the decision of the arbitral tribunal to any court on the merits of the dispute. Judgment on the arbitration award may be entered in any court having jurisdiction over the award or any of the parties or their assets. There shall be a single arbitrator, mutually selected by the parties (the "Sole Arbitrator"). In the event that the parties cannot mutually select the Sole Arbitrator within (45) calendar days of the date of delivery of Notice of Dispute then the AAA shall appoint the Sole Arbitrator. The Sole Arbitrator shall be a licensed attorney with at least fifteen (15) years of experience in corporate law matters. If either party brings a claim in a competent court that is required by this Section 16 to be brought in arbitration, and the party successfully moves for an order compelling arbitration, the non-prevailing party shall be obligated to pay the prevailing party's costs and reasonable attorney fees associated therewith. Any demand for arbitration shall include detail sufficient to establish the nature of the dispute (including the claims asserted and the material issues with respect thereto) and shall be served upon the other party.

                        (v) Discovery. In the case of arbitration, discovery from the other party shall be limited to requests for production of documents and to five (5) depositions, and no additional formal discovery from the other party (e.g., interrogatories or requests for admissions) shall be permitted except by mutual consent or as approved by the Sole Arbitrator for good cause shown. If disputes are properly brought before the Courts in accordance with this Agreement, discovery shall be as permitted under the governing law.

                        (vi) Expenses. Each party shall bear its own costs of arbitration or litigation hereunder, provided, however, that the fees and expenses of the Sole Arbitrator shall be shared equally between the parties.

                        (vii) Remedies; Award. The Sole Arbitrator shall have no
                              authority to award treble, exemplary,
                              consequential or punitive damages of any type, or other damages elsewhere excluded in this Agreement, under any circumstances. In making an award the Sole Arbitrator shall be bound by all dollar and other limitations set forth in this Agreement.

                       (viii) Confidentiality. The arbitral proceedings and any
                              rulings or award shall be kept confidential by the parties and members of the arbitral tribunal except: (a) as necessary for enforcement or recognition of the award; (b) with the consent of all parties; (c) as required by Law; or (d) as necessary to protect legitimate interests of a party or arbitrator.

                  (C)   Special Actions.

                        (i) Jurisdiction. With respect to actions, suits or proceedings seeking specific performance of an Intellectual Property, non-compete or non-solicitation provision of this Agreement or injunctive relief contemplated by Section 16(A) (a "Special Action"), each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Southern District of the State of New York (the "Courts") for the purpose of any Special Action between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any Special Action, any claim that it is not subject personally to the jurisdiction of the Courts, that its property is exempt or immune from attachment or execution, that any Special Action brought in one of the Courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the Courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the Courts, or that this Agreement or the subject matter hereof may not be enforced in or by such Court and (c) hereby agrees not to commence any such Special Action other than before one of the Courts. Each party agrees that for any Special Action between the parties arising in whole or in part under or in connection with this Agreement, such party bring a Special Action only in the Borough of Manhattan.

                        (ii) Venue. Each party further waives any claim and will not assert that venue for such Special Action should properly lie in any other location within the selected jurisdiction.

                        (iii) Service of Process. Each party hereby (a) consents
                              to service of process in any Special Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (b) agrees that service of process made in accordance with clause
                              (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 17, will constitute good and valid service of process in any such Special Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such

                              Special Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

                  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY
            PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE TRANSACTION SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY

      17. Notices. Any notice, consent, authorization, direction or other communication required or permitted to be delivered or given hereunder shall be in writing and shall be delivered either by personal delivery, by registered mail or by telecopier or similar telecommunications device and addressed as follows:

            If to Buyer:                                       With a copy to (which such copy shall not
                                                               constitute notice:

                                                                  NCR CORPORATION
            NCR CORPORATION                                       2651 Satellite Boulevard
            1700 S. Patterson Blvd.                               Duluth, Georgia 30096
            Dayton, Ohio  45479-0001
                                                                  Attn:  Law Vice-President and Chief
            Attn:  General Counsel Notice                         Counsel, Retails Solutions Division
                   Fax No.: (937) 445-7214                        Fax No.:  (404) 479-1158


            If to Seller:                                      With a copy to (which such copy shall not
                                                               constitute notice):

            Optimal Robotics Corp.                                Osler, Hoskin & Harcourt LLP
            c/o Osler, Hoskin & Harcourt LLP                      1000 de La Gauchetiere Street West,
            1000 de La Gauchetiere Street West,                   Suite 2100
            Suite 2100                                            Montreal, Quebec, Canada H3B 4W5
            Montreal, Quebec, Canada H3B 4W5

            Attn:  Warren M. Katz                                 Attn :     Warren M. Katz
                   Fax No.: (514) 904-8198                        Fax No.:  (514) 904-8101

            Any notice, consent, authorization, direction or other communication delivered as aforesaid shall be deemed to have been effectively delivered and received, if sent by telecopier on the day of receipt as stipulated on the acknowledgement of receipt (confirmation of receipt by confirmed facsimile transmission being deemed receipt) or, if delivered in any other manner, to have been delivered and received on the date of such delivery or, if sent by registered mail with acknowledgement of receipt requested, to have been delivered and received on the day of receipt as stipulated on the acknowledgement of receipt. Either party may change its address for service by notice delivered as aforesaid.

      18.   Assignment of Rights.

                  (A) Nothing in this Agreement shall be construed as a sale, assignment, conveyance or transfer of, or an attempt to, where applicable, sell, assign, convey or transfer, directly or indirectly, any Contracts, Accounts Receivable, Transferred Leases, Intellectual Property, Permits or other Purchased Assets (collectively, the "Rights") if:

                        (i) such Right is not saleable, assignable, conveyable or transferable by Seller without the consent of another Person (if such consent has not been obtained) or such sale, assignment, conveyance or transfer or attempted sale, assignment, conveyance or transfer would constitute a breach or termination of such Right without the consent of another Person (if such consent has not been obtained), or

                        (ii) the remedies for the enforcement of such Right available to Seller would not pass to Buyer.

                  (B) If Seller fails to obtain a consent to assign any Right to Buyer such that the full value of any such Right may not be realized for the benefit of Buyer, Seller shall no later than at Closing, to the extent permitted by Law and using its reasonable efforts, take all such action and do or cause to be done all such things (including entering into sub-contract or service agreements) which are necessary or advisable in order that the obligations of Seller in connection with such Right may be performed in such manner that the full value of such Right to Seller (or its Affiliates, as the case may be) is preserved and enures to the benefit of Buyer.

                  (C) If Seller provides to Buyer, the full value under any Right pursuant to Section (B) above, Buyer shall be responsible for, and shall pay or perform, all obligations relating thereto on the same basis as if such Right had been assigned to and assumed by Buyer.

      19. Preservation of Records. Each of Buyer and Seller agrees to retain possession of, and cause its respective Affiliates to retain the possession of, all records, and information (i) relating to the Business in existence on the Closing Date and (ii) coming into existence within eight (8) years after the Closing Date which relate to the Business before the Closing Date; provided that eight (8) years after the Closing Date, each of Buyer and Seller may dispose of any records or information that it reasonably believes is no longer needed to be retained. In addition, from and after the Closing Date, each of Buyer and Seller undertakes to provide access, and cause its respective Affiliates to provide access, to the other and the other's respective attorneys, accountants and other representatives (after reasonable notice and during normal business hours without interference with the ordinary conduct of the business and with reasonable charge) to the officers, directors, employees, attorneys, accountants and other representatives of the other and to such records and information (excluding Tax Returns and records and information pertaining to the period as and from the Closing Date) including information stored on computerized information retrieval systems, relating to the Business as each may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any claim (including an assessment) or proceeding or in order to comply with or to evaluate any obligation or liability (under Law, by contract or otherwise).

      20. No Assignment. This Agreement, and the covenants herein contained, shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Neither Party may assign this Agreement, either in part or in whole, without the prior written consent of the other party.

      21. Public Announcements. Except as otherwise permitted in Section 15, any public announcement, press release or similar publicity with respect to this Agreement will be issued, if at all, at such time and in such manner as the parties may mutually determine. Seller and Buyer will consult with each other concerning the means by which Seller's employees, customers, suppliers and others having dealings with Seller will be informed of the Transaction contemplated by this Agreement, and Buyer will have the right to be present for any such communication.

      22. Cumulative Remedies. The rights and remedies available to any of the parties under this Agreement shall be deemed to be in addition to, and not in lieu of, any other rights and remedies available in law or equity.

      23. Waiver. The waiver by either party to this Agreement of any breach of any provision of this Agreement shall not constitute a continuing waiver or a waiver of any breach of any other provision of this Agreement.

      24. Severability. Any Section, SubSection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable in any situation in any jurisdiction, as determined in accordance with Section 16, shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision of this Agreement is determined in accordance with Section 16 to be invalid or unenforceable under applicable Law in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.

      25. Governing Law. This Agreement shall be governed in all respects including its validity, construction, interpretation, breach, performance and termination by the Laws of the State of New York and any applicable federal Laws of the United States of America.

      26. Captions. Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      27. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed on original, but all of which taken together shall constitute one Agreement.

      28. Entire Agreement; Amendment. This Agreement, together with the Disclosure Schedule, the Buyer's Disclosure Schedule and other Schedules and Exhibits attached hereto, supersedes all other agreements and understandings between the parties, either oral or written, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may be amended only by an instrument in writing executed by all of the parties hereto.

      29. Consents to Assignments. Nothing in this Agreement or the documents to be executed and delivered at the Closing shall be deemed to constitute an assignment or an attempt to assign any Permit, Contract or other agreement to which Seller is a party, if the attempted assignment thereof without the consent of the other party to such Permit, Contract or other agreement would constitute a breach thereof or affect in any way the rights of Seller thereunder.

      30. Expenses. Except as provided in Section 8(D), each of the parties shall pay its expenses and costs incurred or to be incurred by it in negotiating, closing, and carrying out this Agreement, including, without limitation, all legal and accounting fees.

      31. Definitions. As used herein, the following capitalized terms have the following meanings:

                  (A)   "AAA" has the meaning ascribed thereto in Section 16.

                  (B)   "AAA Rules" has the meaning ascribed thereto in Section
                        16.

                  (C) "Accounts Receivable" has the meaning ascribed thereto in Section 1(K).

                  (D) "Affiliate" has the meaning ascribed thereto in the Canada Business Corporations Act.

                  (E) "Ancillary Agreements" means the Assignment and Assumption Agreement, the Bill of Sale, the Key Person Agreements and the

                        Officer Agreements.

                  (F) "Anti-Trust Authorities" has the meaning ascribed thereto in Section 11(L).

                  (G)   "Arbitrator" has the meaning ascribed thereto in Section
                        16.

                  (H) "Assignment and Assumption Agreement" means an assignment and assumption agreement relating to the assumption of the Assumed Liabilities by Buyer, in form and substance satisfactory to the parties, acting reasonably,

                  (I) "Assumed Net Asset Value" has the meaning ascribed thereto in Section 5(A).

                  (J) "Basket" has the meaning ascribed thereto in Section 10(C)(i).

                  (K) "Bill of Sale" means a bill of sale relating to the transfer of the Purchased Assets, in form and substance satisfactory to the parties, acting reasonably,

                  (L) "Break Fee" has the meaning ascribed thereto in Section 14(C).

                  (M)   "Business" has the meaning ascribed thereto in Recital
                        A.

                  (N)   "Buyers Contact" has the meaning ascribed thereto in
                        Section 15(B).

                  (O) "Buyer's Disclosure Schedule" has the meaning ascribed thereto in Section 7(A).

                  (P)   "Cap" has the meaning ascribed thereto in Section
                        10(C)(ii).

                  (Q) "Closing" means the delivery, by Seller to Buyer of the Purchased Assets, the execution of the Assignment and Assumption Agreement and the payment by Buyer to Seller of the Purchase Price.

                  (R) "Closing Balance Sheet" has the meaning ascribed thereto in Section 5(A)

                  (S)   "Closing Date" has the meaning ascribed thereto in
                        Section 13.

                  (T)   "COBRA" has the meaning ascribed thereto in Section
                        6(U).

                  (U) "Code" means the Internal Revenue Code of 1986, as amended and the rules and regulations adopted thereunder.

                  (V) "Confidential Information" has the meaning ascribed thereto in Section 15(A).

                  (W) "Contract" or "Contracts" has the meaning ascribed thereto in Section 1(F).

                  (X)   "Customer Contracts" has the meaning ascribed thereto in
                        Section 1(A).

                  (Y)   "Damages" has the meaning ascribed thereto in Section
                        10(A).

                  (Z)   "Disclosing Party" has the meaning ascribed thereto in
                        Section 15(A).

                  (AA) "Disclosure Schedule" has the meaning ascribed thereto in Section 6(A).

                  (BB)  "Eligible Employees" has the meaning ascribed thereto in
                        Section 9(B)(i).

                  (CC) "Employee Benefit Plans" has the meaning ascribed thereto in Section 6(U).

                  (DD)  "Encumbrances" has the meaning ascribed thereto in
                        Section 6(F).

                  (EE) "Environmental, Health and Safety Requirements" has the meaning ascribed thereto in Section 6(S).

                  (FF) "Equipment" has the meaning ascribed thereto in Section 1(I).

                  (GG) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations adopted pursuant thereto.

                  (HH)  "Excluded Assets" has the meaning ascribed thereto in
                        Section 2.

                  (II) "Excluded Intellectual Property" means the Intellectual Property listed in Section 31(II) of the Disclosure Schedule.

                  (JJ) "Excluded Liabilities" has the meaning ascribed thereto in Section 10(A)(i).

                  (KK) "Exclusivity Agreement" has the meaning ascribed thereto in Section 8(E).

                  (LL) "Employee Benefit Plans" has the meaning ascribed thereto in Section 6(W).

                  (MM) "Fiduciary Transaction" has the meaning ascribed thereto in Section 8(E).

                  (NN) "Governmental Authority" means any federal, state, local or foreign government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities, courts or tribunals.

                  (OO)  "Indemnified Party" has the meaning ascribed thereto in
                        Section 10(E).

                  (PP)  "Indemnifying Party" has the meaning ascribed thereto in
                        Section 10(E).

                  (QQ)  "Intellectual Property" means all:

                        (i) information, including the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique, or improvement, or any business information or plans, financial information, or listing of names, addresses, or telephone numbers, that satisfies both of the following: (1) it derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, or (2) it is the subject of efforts that are reasonable under the circumstances to maintain its secrecy ("Trade Secrets");

                        (ii) patents, patent applications and like protections including without limitation provisionals, divisions, continuations, renewals, reissues, extensions, continuations-in-part of the same and patentable inventions and/or improvements thereto ("Patents");

                        (iii) trade-marks, service marks, brands designs, trade
                              names whether registered or not, applications to register and registrations of the same, and the entire goodwill of the business of Seller connected with and symbolized by such rights ("Trade-marks");

                        (iv) copyrights and registrations and applications therefor in each work or authorship and derivative work thereof, whether published un unpublished ("Copyright");

                        (v) domain names, web addresses and Internet locators ("Domain Names");

                        (vi) computer software, hardware and databases, including source code and object code for Seller's U-Scan product and documentation corresponding thereto and any software and source code necessary to support the U-Scan and all firmware, development tools, compilers' notes, enhancements, version releases and updates thereto; and improvements to any of the foregoing; and technology used in the Business and not embodied in any of the foregoing ("Technology"); and

                        (vii) but excluding the Excluded Intellectual Property.

                  (RR) "Inventory" has the meaning ascribed thereto in Section 1(D).

                  (SS)  "Inventory Audit" has the meaning ascribed thereto in
                        Section 5(B).

                  (TT) "Key Employees" means the individuals listed in Section 31(TT) of the Disclosure Schedule.

                  (UU) "Key Person Agreements" has the meaning ascribed thereto in Section 11(H).

                  (VV) "Knowledge" means, in the case of Seller, information each of the officers of Optimal Corp. listed in Section 31(VV) of the Disclosure Schedule knew or should have known, after due inquiry within Seller by such individuals, and in the case of Buyer, information each of the individuals listed in Section 31(VV) of Buyer's Disclosure Schedule knew or should have known, after due inquiry within Buyer by such individuals.

                  (WW) "Law" means any federal, state, local or foreign law, ordinance, order, rule, regulation, license or permit, and any order, writ, judgment, award, injunction, or decree of any court or arbitrator or any Governmental Authority having the force of law.

                  (XX) "Material", "Materially" or "Material Adverse Effect" means an event or occurrence, the impact of which exceeds U.S. Twenty-five Thousand Dollars (U.S.$25,000) or a series of events or occurrences, the impact of which exceeds in the aggregate U.S. Two Hundred Fifty Thousand Dollars (U.S.$250,000).

                  (YY)  "Net Asset Value" has the meaning ascribed thereto in
                        Section 5(A).

                  (ZZ)  "Notice of Dispute" has the meaning ascribed thereto in
                        Section 16.

                  (AAA) "Officer Agreement" means an agreement in the form
                        annexed hereto as Exhibit 31(AAA).

                  (BBB) "Optimal Board" has the meaning ascribed thereto in
                        Section 8(E).

                  (CCC) "Permits" has the meaning ascribed thereto in Section
                        1(G).

                  (DDD) "Permitted Encumbrances" means:

                        (i) encumbrances of mechanics, labourers, workmen, builders, contractors, suppliers of material or architects or other similar encumbrances incidental to construction, maintenance or repair operations which have either been registered or filed pursuant to Laws against the Business or not yet registered or filed and which, in any such case, relate to obligations not due and payable as at the

                              Closing Date;

                        (ii) statutory encumbrances relating to obligations not due and payable as at the Closing Date;

                        (iii) encumbrances for Taxes, assessments, charges of
                              Governmental Authorities or levies not due and payable as at the Closing Date;

                        (iv) encumbrances for public utilities not due and payable as at the Closing Date;

                        (v) rights of equipment lessors under equipment leases included in the Contacts provided however that such rights shall be a Permitted Encumbrances only if the terms of such equipment letters have been complied with in all material respects through the Closing Date;

                        (vi) financing statements evidencing the rights of equipment lessors under equipment leases included in the Contracts in and to the equipment or vehicles which are subject of such Contracts provided that such financing statements shall be Permitted Encumbrances only if the terms of such equipment leases have been complied with in all Material respects through the Closing Date; and

                        (vii) any privilege in favour of any lessor, licensor or
                              permitter for rent to become due or for other obligations or acts, the performance of which is required under Contracts so long as the payment of or the performance of such other obligation or act is not delinquent and provided that such Encumbrances or privileges do not adversely affect the use or value of the assets affected thereby.

                  (EEE) "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, or unincorporated association, or any Governmental Authority, officer, department, commission, board, bureau or instrumentality thereof.

                  (FFF) "Proxy Material" has the meaning ascribed thereto in
                        Section 8(F)(iii)

                  (GGG) "Purchase Price" has the meaning ascribed thereto in
                        Section 4(A).

                  (HHH) "Purchased Assets" has the meaning ascribed thereto in
                        Section 1.

                  (III) "Real Property" has the meaning ascribed thereto in
                        Section 6(K).

                  (JJJ) "Receiving Party" has the meaning ascribed thereto in
                        Section 15(A).

                  (KKK) "Restricted Area" has the meaning ascribed thereto in
                        Section 9(E).

                  (LLL) "Rights" has the meaning ascribed thereto in Section
                        18(A).

                  (MMM) "Sellers Contact" has the meaning ascribed thereto in
                        Section 15(B).

                  (NNN) "Sellers Representatives" has the meaning ascribed
                        thereto in Section 8(E).

                  (OOO) "Seller Shareholders" has the meaning ascribed thereto in Section 8(F).

                  (PPP) "Shareholders' Meeting" has the meaning ascribed thereto in Section 8(F).

                  (QQQ) "Special Action" has the meaning ascribed thereto in
                        Section 16;

                  (RRR) "Survival Period" has the meaning ascribed thereto in
                        Section 10(D).

                  (SSS) "Tax Returns" means all returns, reports, declarations, elections notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

                  (TTT) "Taxes" means any taxes, duties, fees, premiums,
                        assessments, imposts, levies and other similar charges imposed by any Governmental Authority under applicable Law, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums or contributions, and any such Taxes individually is a "Tax".

                  (UUU) "Telephone, Fax and E-Mail" has the meaning ascribed thereto in Section 1(J).

                  (VVV) "Third Party Claim" has the meaning ascribed thereto in

                        Section 10(G).

                  (WWW) "Third Party Licences" has the meaning ascribed thereto in Section 1(C).

                  (XXX) "Transaction" has the meaning ascribed thereto in
                        Section 3.

                  (YYY) "Transferred Leases" has the meaning ascribed thereto in
                        Section 1(E).

                  (ZZZ) "Unaudited Financial Statements" has the meaning
                        ascribed thereto in Section 6(D).

                 (AAAA) "U-Scan Software" has the meaning ascribed thereto in
                        Section 6(I)(ii).

                 (BBBB) "Vendor Contracts" has the meaning ascribed thereto in
                        Section 1(B).

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

NCR CORPORATION                               OPTIMAL ROBOTICS CORP.

By:    /s/ Lee Schram                         By:   /s/ Neil S. Wechsler
       --------------------------                   ----------------------------
       (Signature)                                  (Signature)

Name:  Lee Schram                             Name:  Neil S. Wechsler
       --------------------------                    ---------------------------
       (Please print)                                (Please print)

Title: SVP - RSD                              Title: Co-Chairman and CEO
       --------------------------                    ---------------------------


NCR LIMITED (UK)                              OPTIMAL ROBOTICS INC.

By:    /s/ Yogendra Patel                     By:    /s/ Henry M. Karp
       --------------------------                    ---------------------------
       (Signature)                                   (Signature)

Name:  Yogendra Patel                         Name:  Henry M. Karp
       --------------------------                    ---------------------------
       (Please print)                                (Please print)

Title:  Director                              Title: President
       --------------------------                    ---------------------------

NCR CANADA LTD.                               OPTIMAL ROBOTICS PLC.

By:    /s/ Nelson F. Greene                   By:    /s/ Holden L. Ostrin
       --------------------------                    ---------------------------
       (Signature)                                   (Signature)

Name:  Nelson F. Greene                       Name:  Holden L. Ostrin
       --------------------------                    ---------------------------
       (Please print)                                (Please print)

Title: Assistant Secretary                    Title:  Chairman
       --------------------------                    ---------------------------


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